SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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HARRAH’S ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Harrah’s Entertainment, Inc. One Caesars Palace Drive Las Vegas, Nevada 89109 USA

March 13, 2007

Dear Fellow Stockholders:

We cordially invite you to attend our 2007 Annual Meeting of Stockholders, which will be held on Thursday, April 26, 2007, at 11:00 a.m. in the Tiberius Ballroom, Caesars Palace, 3570 Las Vegas Blvd. South, Las Vegas, Nevada.

At the meeting, we will elect four directors and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy card, or grant your proxy electronically over the Internet or by telephone, so that your shares will be represented at the meeting. If you do attend, you may vote in person even if you have sent in your proxy card or voted electronically or by telephone.

We look forward to seeing you at the meeting.

Sincerely,

Gary W. Loveman
Chairman of the Board, Chief Executive Officer and President

HARRAH’S ENTERTAINMENT, INC.

NOTICE OF MEETING

The 2007 Annual Meeting of Stockholders of Harrah’s Entertainment, Inc. will be held in the Tiberius Ballroom, Caesars Palace, 3570 Las Vegas Blvd. South, Las Vegas, Nevada on Thursday, April 26, 2007, at 11:00 a.m. for the following purposes:

1.	To elect four Class II directors for three-year terms;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 calendar year; and

3.	To transact any other business that properly comes before the meeting or any adjournments or postponements of the meeting.

Stockholders of record owning shares of our common stock at the close of business on February 28, 2007, are entitled to vote at the meeting. A complete list of these stockholders will be available for ten days prior to the meeting at the office of the Company’s Corporate Secretary at One Harrah’s Court, Las Vegas, Nevada 89119.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.

Michael D. Cohen
Corporate Secretary

March 13, 2007

PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE, OR GRANT YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE.

PROXY STATEMENT

Introduction

Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In this Proxy Statement:

•	“we” and “the Company” mean Harrah’s Entertainment, Inc. Our executive offices are located at One Caesars Palace Drive, Las Vegas, Nevada 89109; and

•

“Annual Meeting” means the 2007 Annual Meeting of Stockholders to be held on April 26, 2007, at 11:00 a.m. in the Tiberius Ballroom, Caesars Palace, 3570 Las Vegas Blvd. South, Las Vegas, Nevada, and any adjournment or postponement thereof.

A copy of our 2006 Annual Report on Form 10-K, this Proxy Statement and accompanying proxy card are being mailed to our stockholders beginning on or about March 19, 2007.

QUESTIONS AND ANSWERS

WHAT IS THE PURPOSE OF THE ANNUAL MEETING? At the annual meeting, stockholders will be asked to vote on the following proposals:

1.	To elect four Class II directors for three-year terms; and

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 calendar year.

The stockholders also will transact any other business that properly comes before the meeting.

WHO IS ENTITLED TO VOTE? The record date for the meeting is February 28, 2007. Only stockholders of record at the close of business on that date are entitled to vote at and attend the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the meeting is our common stock. Each outstanding share of common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were 187,110,174 shares of our common stock outstanding. You may also have another person attending the meeting represent you by signing a proxy designating that person to act on your behalf.

WHAT IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER? If you are the beneficial owner of shares held in “street name” by a broker, then your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, then your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items, for which you do not give instructions, the shares will be treated as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. Proposals 1 and 2 to be presented at the Annual Meeting are considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held by your broker.

WHAT IF I HOLD SHARES IN THE COMPANY STOCK FUND OF THE HARRAH’S ENTERTAINMENT, INC. SAVINGS AND RETIREMENT PLAN? If you are a participant in the Company Stock Fund of the Harrah’s Entertainment, Inc. Savings and Retirement Plan, you have the right to vote the shares in your account. To do this, you must sign and timely return the proxy card you received with this Proxy Statement, or grant your proxy by telephone or over the Internet by following the instructions on the proxy card. Your proxy card or telephone or Internet instructions will be considered your confidential voting instructions, and the plan trustee will direct your vote in the manner you indicate on the proxy card or in your telephone or Internet instructions. In order to do this, the plan trustee will receive overall vote tallies from our proxy tabulator, The Bank of New York, for all participants in the plans. The overall vote tallies will not show how individual participants voted. The trustee will then register the vote tallies with the Inspector of Elections at the Annual Meeting. If a plan participant’s voting instruction is not received by The Bank of New York before the meeting, or if the proxy is revoked by the participant before the meeting, the shares held by that participant will be considered unvoted. All unvoted shares in the plan will be voted at the Annual Meeting by the investment committee under the applicable plan or a delegated member of such committee. Your voting instructions must be received by the trustee by 5:00 p.m., New York time, on April 24, 2007. You may revoke previously given voting instructions prior to 5:00 p.m., New York time, on April 24, 2007.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING? The holders of a majority of the shares of our common stock outstanding on the record date entitled to vote at the meeting must be present, in person or by a valid proxy, for a quorum and for any business to be conducted. Proxies received but marked as abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

WHAT IF A QUORUM IS NOT PRESENT AT THE MEETING? If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Annual Meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

HOW DO I VOTE?

1.	YOU MAY VOTE BY MAIL. If you properly complete and sign the enclosed proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed either in the United States or Canada.

2.	YOU MAY VOTE BY TELEPHONE. If you are a registered stockholder (if you hold your common stock in your own name), you may submit your voting instructions by telephone by following the instructions printed on the proxy card. If you submit your voting instructions by telephone, you do not have to mail in your proxy card.

3.	YOU MAY VOTE ON THE INTERNET. If you are a registered stockholder (if you hold your common stock in your own name), you may vote on the Internet by following the instructions printed on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person or vote in person by ballot at the meeting. If your shares are held in “street name” and you wish to vote at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares.

CAN I VOTE BY TELEPHONE OR ON THE INTERNET IF I AM NOT A REGISTERED STOCKHOLDER? If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or on the Internet. Participants in the Company Stock Fund of the Harrah’s Entertainment, Inc. Savings and Retirement Plan can submit their proxy by telephone or on the Internet.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY? Yes, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	signing and returning another proxy card with a later date;

•	submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed);

•	giving written notice of revocation to the Company’s Secretary prior to or at the Annual Meeting; or

•	voting at the Annual Meeting.

Your attendance at the meeting will not have the effect of revoking your proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the polls are closed on the date of the Annual Meeting. Any written notice revoking a proxy should be sent to our Corporate Secretary at One Harrah’s Court, Las Vegas, Nevada 89119 and must be received before the polls are closed.

WHO WILL COUNT THE VOTES? The votes will be tabulated and certified by our transfer agent, The Bank of New York. A representative of The Bank of New York will serve as the inspector of elections.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS? Your Board recommends that you vote:

•	FOR election of the four nominees to the Board of Directors;

•	FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED? If you send in a signed proxy but do not give any voting instructions, your shares will be voted FOR all proposals listed on the proxy card.

WILL ANY OTHER BUSINESS BE CONDUCTED AT THE MEETING? Our Board of Directors does not know of any other business that will be presented at the meeting. If any other proposal properly comes up for a vote at the meeting in which a proxy has discretionary authority, the proxy holders will vote your shares in accordance with their best judgment.

WHAT ARE MY VOTING OPTIONS ON EACH PROPOSAL? You have several choices on each of the matters to be voted upon at the Annual Meeting. On the election of directors, by checking the appropriate box on your proxy card, you may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify as directors voting against. On the ratification of the independent registered public accounting firm, by checking the appropriate box, you may: (a) vote “For” the proposal; (b) vote “Against” the proposal; or (c) “Abstain” from voting on the proposal.

HOW MANY VOTES ARE REQUIRED TO APPROVE THE PROPOSALS? For Proposal 1, pursuant to our bylaws and Delaware law, directors receiving a plurality of the votes represented and entitled to vote at the meeting shall be required. For Proposal 2, pursuant to our bylaws and Delaware law, an affirmative vote of a majority of shares of votes cast by stockholders represented and entitled to vote at the meeting is required to approve this proposal. Abstentions will have no effect on the outcome of these proposals. Broker non-votes will not result from these proposals.

HOW WILL ABSTENTIONS BE TREATED? If you abstain from voting on one or more proposals, we will still include your shares for purposes of determining whether a quorum is present. Pursuant to our bylaws, we will not treat abstentions as votes for or against the proposals.

WHAT HAPPENS IF A NOMINEE FOR DIRECTOR IS UNABLE TO STAND FOR ELECTION? If a nominee is unable to stand for election, our Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

HOW DOES THE PENDING ACQUISITION OF THE COMPANY AFFECT THIS ANNUAL MEETING? If you were a holder of record of common stock of the Company as of March 8, 2007, you should have received a definitive proxy statement dated March 8, 2007 related to the pending acquisition of the Company which will be presented to our stockholders at a special meeting on April 5, 2007. The proposals to be acted upon by our stockholders at the Annual Meeting are unrelated to the pending acquisition.

BOARD OF DIRECTORS

General Information—Election of Directors

Our Certificate of Incorporation provides for a Board of Directors of not less than three nor more than seventeen directors and authorizes the Board periodically to set the number of directors within that range by a majority vote. The number of director positions currently set by the Board is eleven.

Our Certificate of Incorporation also divides our Board of Directors into three classes with staggered terms. Each class of directors is elected for a term of three years. Four Class II directors are to be elected at the 2007 Annual Meeting for a three-year term ending in 2010. If the stockholders approve the acquisition of the Company by affiliates of Texas Pacific Group and Apollo Management, L.P., and the transaction is consummated, the board of directors will be replaced by designees of Texas Pacific Group and Apollo Management, L.P.

Our Board has nominated the following individuals for election to Class II positions with their term in office expiring in 2010: Stephen F. Bollenbach, Ralph Horn, Gary W. Loveman, and Boake A. Sells.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

In the event that any of these nominees becomes unable or decides not to serve as a director at the time of the Annual Meeting, our Board will either reduce the number of directors to be elected or select a substitute nominee, and the proxy will be voted for the substitute, unless authority has been withheld. We presently have no reason to believe that the nominees listed above will be unable or will decide not to serve if elected, and each nominee has informed us that he consents to serve and will serve if elected.

Nominees: Class II, Term to Expire 2010

Stephen F. Bollenbach

Mr. Bollenbach, 64, has been Co-Chairman of the Board and Chief Executive Officer of Hilton Hotels Corporation, a hotel and hospitality company, since May 2004, and was its Chief Executive Officer and President from February 1996 to May 2004. He was also a Director and Chairman of the Board of Caesars Entertainment, Inc. from December 1998 until the effective date of its merger with the Company. He is also a director of Time Warner Inc., a media and entertainment company. He has been a director of the Company since June 2005 and is a member of the Audit Committee of the Board of Directors.

Ralph Horn

Mr. Horn, 66, a private investor, was Chairman of the Board of First Tennessee National Corporation, a banking corporation, from January 1996 until December 2003. He was a director of that company from July 1991 to December 2003 and was its Chief Executive Officer from April 1994 to July 2002, its President from July 1991 to July 2002, and its Chief Operating Officer from 1991 to 1994. He is a director of Gaylord Entertainment Company, a hospitality and entertainment company, and Mid-America Apartment Communities, Inc., an umbrella partnership real estate investment trust. He has been a director of the Company since July 1995. He is a member of the Human Resources and Nominating/Corporate Governance Committees of the Board.

Gary W. Loveman

Mr. Loveman, 46, has been a director of the Company since February 2000, Chief Executive Officer since January 2003, and Chairman of the Board since January 2005. He has been the Company’s President since April 2001 and was its Chief Operating Officer from May 1998 through December 2002. He was a member of the three-executive Office of the President from May 1999 to April 2001 and was Executive Vice President from May 1998 to May 1999. Mr. Loveman was Associate Professor of Business Administration, Harvard University Graduate School of Business Administration from 1994 to 1998, where his responsibilities included teaching MBA and executive education students, research and publishing in the field of service management, and consulting and advising large service companies. He is also a director of Coach, Inc., a designer and marketer of high quality handbags and women’s and men’s accessories.

Boake A. Sells

Mr. Sells, 69, a private investor, was Chairman of the Board and Chief Executive Officer of Revco D.S., Inc., a retail pharmacy chain, from September 1987 to October 1992 and was President of that company from April 1988 to June 1992. He has been a director of the Company since February 1990. He is a member of the Human Resources and Nominating/Corporate Governance Committees of the Board.

The terms of the Company’s four Class III directors expire in 2008, and the terms of the Company’s three Class I directors expire in 2009. Following is information about each Class III and Class I director.

Directors: Class III, Expires 2008

Barbara T. Alexander

Ms. Alexander, 58, an independent consultant, was Senior Advisor for UBS Warburg, an investment banking firm, from October 1999 to January 2004. She was a Managing Director of Dillon Read & Co, Inc., an investment banking firm, and successor companies from January 1992 until October 1999. She is also a director of Centex Corporation, a building and related services company, QUALCOMM Incorporated, a digital wireless telecommunications company, and Federal Home Loan Mortgage Corporation, or “Freddie Mac”, a stockholder-owned company that supports home ownership and rental housing. Ms. Alexander has been a director of the Company since February 2002. She is Chairperson of the Audit and Finance Committees.

Frank J. Biondi, Jr.

Mr. Biondi, 62, is Senior Managing Director of WaterView Advisors LLC, a private equity fund specializing in media. He has held this position since June 1999. He was Chairman and Chief Executive Officer of Universal Studios from April 1996 through November 1998 and President and Chief Executive Officer of Viacom, Inc. from July 1987 through January 1996. He is also a director of The Bank of New York Company, Inc., a financial holding company and provider of banking and financial services, Amgen, Inc., a biotechnology company, Hasbro, Inc., a developer of children’s and family leisure time entertainment products, Seagate Technology, a manufacturer of memory devices for computing and consumer electronic devices, and Cablevision Systems Corporation, an entertainment and telecommunications company. He has been a director of the Company since May 2002. He is Chairman of the Human Resources and Nominating/Corporate Governance Committees.

Robert G. Miller

Mr. Miller, 62, has been Chairman of the Board of Rite-Aid Corporation., a retail pharmacy chain, since December 1999, and Chief Executive Officer of Albertsons L.L.C., a grocery retailer, since June 2006. He was Chief Executive Officer of Rite-Aid Corporation from December 1999 to July 2003. He was Vice Chairman and Chief Operating Officer of The Kroger Co., a grocery supermarket company, from May 1999 until December 1999, Vice Chairman of the Board and Chief Executive Officer of Fred Meyer, Inc. a grocery supermarket company, from July 1998 to May 1999, and Chairman of the Board and Chief Executive Officer of Fred Meyer, Inc. from 1991 to July 1998. He is also a director of Nordstrom, Inc., a fashion specialty retailer. He has been a director of the Company since May 1999 and is a member of the Human Resources and Nominating/Corporate Governance Committees of the Board.

Christopher J. Williams

Mr. Williams, 49, has been Chairman of the Board and Chief Executive Officer of Williams Capital Group, L.P., an investment bank, since 1994, and Chairman of the Board and Chief Executive Officer of Williams Capital Management, LLC, an investment management firm, since 2002. He is also a director of The Partnership for New York City, the National Association of Securities Professionals, and Wal-Mart Stores, Inc., a retail store company. He has been a director of the Company since November 2003 and is a member of the Audit and Finance Committees of the Board.

Directors: Class I, Term Expires 2009

Charles L. Atwood

Mr. Atwood, 58, has been a director of the Company since July 2005 and Vice Chairman since August 2006. He was Chief Financial Officer from April 2001 to August 2006, a Senior Vice President from April 2001 to February 2006 and Treasurer from October 1996 to November 2003. He was a Vice President of the Company from October 1996 to April 2001. Mr. Atwood is also a director of Equity Residential, an owner and operator of multi-family properties.

R. Brad Martin

Mr. Martin, 55, has been Chairman of the Board of Saks Incorporated (formerly Proffitt’s, Inc.), a retail department store company, since 1989, and served as its Chief Executive Officer until January 2006. He is also a director of First Horizon National Corporation, a banking corporation, and Gaylord Entertainment Company, a hospitality and entertainment company. Mr. Martin has been a director of the Company since July 1996 and is a member of the Human Resources and Nominating/Corporate Governance Committees.

Gary G. Michael

Mr. Michael, 66, a private investor, was Chairman of the Board and Chief Executive Officer of Albertsons, Inc., a grocery supermarket company, from February 1991 to April 2001. He is also a director of Questar, Inc., an energy development company, OfficeMax Incorporated, a business-to-business and retail distributor of office products, IDACORP, Inc., an energy company, and The Clorox Company, a household products manufacturing company. Mr. Michael has been a director of the Company since November 2001. He is a member of the Audit and Finance Committees of the Board.

The Board of Directors and Committees of the Board

The Company has adopted Corporate Governance Guidelines governing the conduct of its Board of Directors. The charters of our Audit Committee, Human Resources Committee and Nominating/Corporate Governance Committee are attached as exhibits to the Guidelines. The Company has approved a Code of Conduct applicable to each director, officer and employee of the Company.

Stockholders may contact any of our directors by mail in care of the Office of the Corporate Secretary, Harrah's Entertainment, Inc., PO Box 98905, Las Vegas, Nevada 89193. All mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, or bulk mailings, will be forwarded. Trivial items will be delivered to the Directors at the next scheduled Board meeting. Mail addressed to a particular Director will be forwarded or delivered to that particular Director. Mail addressed to “Outside Directors” or “Non-Management Directors” will be forwarded or delivered to Robert G. Miller. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board.

The Corporate Governance Guidelines, our Code of Conduct, the process for communicating with the Board of Directors, and the charter for each of the Committees of the Board are posted on the Company’s web site at www.harrahs.com under the “Investor Relations” link on our home page. The Company will provide a copy of its Corporate Governance Guidelines, including charters of each of the Committees of the Board, our Code of Conduct and the process by which stockholders may communicate with our Board, upon receipt of a written request addressed to Harrah’s Entertainment, Inc., Attn: Corporate Secretary, One Harrah’s Court, Las Vegas, Nevada 89119.

Our Board of Directors met twelve times during 2006. During the year, overall attendance by incumbent directors averaged 96% at Board meetings, 95% at committee meetings and 98% at special committee meetings. All of the members of our Board of Directors attended our 2006 Annual Meeting of Stockholders.

The non-management members of our Board of Directors regularly meet in executive sessions in conjunction with each regularly scheduled meeting of the Board. Mr. Miller has been chosen by our Board to preside over all executive sessions of the non-management directors.

A majority of our directors are independent directors. Our Board of Directors determines whether a director is independent through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the Company and a director not merely from the director’s standpoint, but also that of persons or organizations with which the director has an affiliation. In making its determination, the Board of Directors adheres to the standards of the New York Stock Exchange (“NYSE”) and has adopted and employed the categorical standards described on Annex A in determining whether a relationship is material and, thus, would disqualify a director from being independent. Using these standards, and based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the Board of Directors has affirmatively determined that none of the following current directors have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and therefore they each qualify as independent directors: Ms. Alexander and Messrs. Biondi, Bollenbach, Horn, Martin, Michael, Miller, Sells and Williams. In addition, the Board of Directors has determined that former directors Joe M. Henson and W. Barron Hilton are deemed to be independent as of April 25, 2006, their retirement date. Messrs. Atwood and Loveman, officers of the Company, have not been determined to be independent.

Our Board committees include standing Audit, Human Resources, and Nominating/Corporate Governance committees.

The Audit Committee is comprised of four members, each of whom has been determined to be independent as set forth in our categorical standards, the listing requirements of the NYSE, and the rules and regulations of the Securities and Exchange Commission. Additionally, our Board of Directors has determined that each of the members of our Audit Committee is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee met ten times during 2006. The responsibilities of the Audit Committee are outlined in a written charter which is available on our website. We limit the number of public company audit committees on which members of our Audit Committee may serve to four other public company audit committees.

The Human Resources Committee is comprised of five members, each of whom has been determined to be independent as set forth in our categorical standards and the listing requirements of the NYSE. Each member is a non-employee director pursuant to Section 16b under the Securities Exchange Act of 1934 and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986. The Human Resources Committee met four times during 2006. This Committee serves as the Company’s compensation committee and has overall responsibility for approving and evaluating the director and officer compensation plans, programs and policies of the Company. It reviews and approves the Chief Executive Officer’s objectives and compensation, and also approves the annual compensation of the Chief Operating Officer, Chief Financial Officer and other executive officers; the Chief Executive Officer recommends to the Human Resources Committee the compensation, including base salary, bonus and equity awards, for all senior executives, other than his own compensation. The Human Resources Committee also administers the Company’s bonus and other incentive compensation plans.

The Human Resources Committee charter specifically outlines the duties and responsibilities in shaping and maintaining the Harrah’s compensation philosophy:

•	Assess whether the components of executive compensation support the Company’s culture and business goals;

•	Consider the impact of executive compensation programs on stockholders;

•	Consider issues and approve policies regarding qualifying compensation for executives for tax deductibility purposes;

•	Approve the appropriate balance of fixed and variable compensation; and

•	Approve the appropriate role of performance based and retention based compensation.

The Company regularly engages outside consultants related to the Company's compensation philosophies. Standing consulting relationships are held with several global consulting firms specializing in executive compensation, human capital management, and board of director pay practices. Specifically, the Hay Group was engaged to evaluate non-management director pay, Watson Wyatt Worldwide was engaged to provide data and analysis of senior executive compensation and competitiveness with peer companies, to review and analyze our equity compensation plans and policies and for analysis related to our health and welfare benefits and Mercer Human Resources Consulting was engaged to monitor the investments of our deferred compensation plans and to advise on changes to these plans due to changes in the law.

The Nominating/Corporate Governance Committee is comprised of five members, each of whom has been determined to be independent as set forth in our categorical standards and in the listing requirements of the NYSE. The Nominating/Corporate Governance Committee met four times during 2006. It acts as the nominating committee of the Board. It considers and makes recommendations concerning the Board’s size and composition, the number of non-management directors, the qualifications of members and potential nominees for membership, including nominees recommended by stockholders, and membership of committees of the Board. The Nominating/Corporate Governance Committee is also responsible for identifying criteria for Board membership. Such criteria shall ensure that directors are chosen based on perspective, experience, knowledge, and independence of judgment, enabling them to contribute most effectively to the functioning of the Board and the meeting of its responsibilities. Directors will be selected without regard to race, religion, sex, or national origin. Age shall be a consideration in selecting new directors so as to maintain a sound age balance on the Board and so that turnover through retirement at reasonable intervals can be expected. There should be a predominance of business backgrounds, balanced by qualified individuals who can bring additional sets of experiences and perspectives to the Board. Regional balance is desirable, and a high degree of interest and involvement are prime requisites. The Nominating/Governance Committee is also responsible for the development and recommendation to the Board of corporate governance guidelines applicable to the Company and oversight of the annual review of the Board’s performance.

In addition to its standing committees described above, the Board also has an ad hoc Finance Committee that is currently comprised of three members. It met four times during 2006 and is authorized to determine and approve transactions that will allow the Company to incur additional indebtedness within the limits established by the Board of Directors. Additionally, in 2006, the Board formed a special committee comprised of all non-management members of our Board for the purpose of evaluating strategic alternatives of the Company. The special committee met eighteen times during 2006.

Stockholders who wish to communicate with the Nominating/Corporate Governance Committee concerning potential candidates for our Board of Directors should do so by corresponding with our Corporate Secretary addressed to Harrah’s Entertainment, Inc., Attn: Corporate Secretary, One Harrah’s Court, Las Vegas, Nevada 89119. Any such communication should be made in accordance with our bylaws. Our bylaws provide that any stockholder entitled to vote at the annual meeting may nominate a person for election to the Board by complying with the procedures set forth in Article III, Section 1, of the bylaws. In general, these procedures provide as follows:

•	the notice from a stockholder must be received by the Company between 90 and 120 days before the first anniversary of the preceding year’s annual meeting;

•

if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

•

the stockholder’s notice must state the proposed nominee’s name, age, business address, residence address, principal occupation, number of shares of common stock of the Company owned, written consent by the nominee to being named in the proxy statement and to serving as a director if elected, and other information about the person as required under Securities and Exchange Commission rules and regulations for director nominees to be named in a proxy statement;

•

with respect to the stockholder, or beneficial owner on whose behalf the nomination is made, the name, record address, number of shares of common stock of the Company owned, a representation that the stockholder is a holder of record of stock of the Company entitled to vote and intends to appear in person or by proxy at the meeting to propose such nomination, a representation whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or otherwise solicit proxies from stockholders in support of such nomination; and

•	the Company may require other information as may be reasonably required to determine the eligibility of the proposed nominee to serve as a director.

A copy of our bylaws is available to a stockholder by sending a written request to our Corporate Secretary. The Nominating/Corporate Governance Committee follows the procedures in our bylaws and accordingly will consider candidates recommended by stockholders who comply with our bylaws. The Committee also considers the current composition of the Board and the criteria and guidelines for Board membership set forth in the Corporate Governance Guidelines and in the charter of the Nominating/Corporate Governance Committee, both of which documents are available on our website. Service on our Board of Directors also requires the receipt of certain regulatory approvals. Proposed nominees recommended by stockholders in accordance with the above procedures, including our bylaw requirements, will receive the same consideration as nominees of the Nominating/Corporate Governance Committee.

Compensation of Directors

Directors who are not employees of the Company or any of our subsidiaries earn a monthly fee of $14,583.33 plus $1,500 for each non-regularly scheduled committee meeting they attend as a committee member. Committee chairpersons receive an additional monthly retainer as follows: Audit Committee receives $1,666.67, Human Resources Committee receives $833.33, and Nominating/Corporate Governance Committee receives $416.67. Directors are reimbursed for expenses reasonably incurred in connection with their service on the Board.

Pursuant to a director stock program, each director automatically receives 50% of his or her director fees in our common stock in lieu of cash fees. Each director has the right to make an annual election to receive the remaining 50% of his or her director fees in common stock in lieu of cash fees for the duration of the program.

Grants of our common stock pursuant to the director stock program are made quarterly for an amount of our common stock, based on the market value on the grant date, equal in value to 50% of the fees that the director earned during the previous three-month grant period (or 100% of the fees if the director elected to receive the remaining 50% of fees in our common stock). Shares of our common stock that are granted cannot be disposed of until at least six months after the date of grant. A director may make an annual election to defer the grant of shares to be made the ensuing fiscal year. Deferred shares are then granted within 30 days after the director leaves our Board in a lump sum or in up to ten annual installments, as he or she may elect. These elections are made prior to each fiscal year. However, a director may request the modification of his or her choice as to a lump sum or installments by following specific procedures required by law. This request is subject to approval of the Human Resources Committee. We have created a trust to assure the payment of benefits pursuant to the directors stock program.

The members of the special committee received a cash fee of $3,000 per meeting until October 12, 2006. Special committee members received a cash fee of $6,000 per meeting for meetings held after October 12, 2006. All special committee meeting fees were paid to each director in cash. In addition, Messrs. Martin and Miller each received $50,000 in cash for their service as Co-Chairmen of the special committee.

The following table sets forth the compensation provided by the Company to non-management directors during 2006:

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(5)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Barbara T. Alexander	195,750	105,750	7,490	—	—	—	308,990
Frank J. Biondi, Jr.	197,000	95,000	9,153	—	—	6,394	307,547
Stephen F. Bollenbach	182,000	92,000	—	—	—	1,605	275,605
Joe M. Henson (8)	—	62,833	—	—	101,303	31,850	195,986
W. Barron Hilton (8)	—	58,333	—	—	—	1,137	59,470
Ralph Horn	105,000	175,000	—	—	10,540	37,981	328,521
R. Brad Martin	251,500	87,500	—	—	—	41,840	380,840
Gary G. Michael	228,250	94,250	7,666	—	—	7,269	337,435
Robert G. Miller	251,500	89,872	—	—	—	494	341,866
Boake A. Sells	99,000	177,794	—	—	351,696	48,737	677,227
Christopher J. Williams	99,000	187,000	5,412	—	—	9,411	300,823

(1)	Includes cash payments made to all non-employee Directors for participation in meetings of the special committee.
(2)	Mr. Michael is a member of our Compliance Committee, which oversees our compliance programs for gaming and other laws and regulations we are subject to. Mr. Michael was appointed to the Compliance Committee because he is a member of the Audit Committee. For his services on the Compliance Committee, Mr. Michael receives a per meeting fee, currently $1,000 per meeting, and an annual retainer, currently $5,000 per year. In 2006, Mr. Michael received $35,000 for his service on the Compliance Committee, which was paid in cash.
(3)	Totals reflect grants made pursuant to our director stock program in payment of fees and the 2006 compensation expense for stock awards made to Messrs. Miller and Sells under the stock grant program for non-management directors. The stock grant program was terminated on February 21, 2001.
(4)	Totals reflect 2006 compensation expense for option awards made to Ms. Alexander, Mr. Biondi, Mr. Michael and Mr. Williams under the stock option programs for non-management directors. These programs have been discontinued.
(5)	The value of stock and option awards was determined as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)). See Harrah’s Entertainment, Inc., Annual Report on Form 10-K for the year ended December 31, 2006, Note 15 for details on assumptions used in the valuation of the awards. Outstanding stock and option awards at December 31, 2006 for each director are as follows: Ms. Alexander: 7,000 option awards; Mr. Biondi: 9,000 option awards; Mr. Horn: 4,000 option awards; Mr. Martin: 4,000 option awards; Mr. Michael: 6,500 option awards; Mr. Miller: 4,000 option awards and 300 stock awards; Mr. Sells: 4,000 option awards and 300 stock awards; Mr. Williams: 5,000 option awards.
(6)	Messrs. Henson, Horn and Sells maintain a balance in our Executive Deferred Compensation Plan (“EDCP”). In October 1995, the Human Resources Committee approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post 1995 deferrals continue to be approved each year by the Committee. The retirement rate on post 1995 deferrals during 2006 was the Plan’s minimum retirement rate which was 9.06%, and the retirement rate during 2007 for post 1995 deferrals has been approved once again at the Plan’s minimum retirement rate.
(7)	All Other Compensation includes the following:

The cost of participation in the Company’s group health insurance plan for Messrs. Horn, Martin and Sells for $1,428, $15,136 and $14,284, respectively.

Quarterly dividends on unvested restricted stock awards and quarterly dividend reinvestments on deferred stock grants pursuant to the directors stock program. Totals for quarterly dividends on unvested restricted stock awards for 2006 were as follows; Mr. Martin, $37; Mr. Miller, $494; and Mr. Sells, $494. Totals for quarterly dividend reinvestments for 2006 were as follows: Mr. Biondi, $6,394; Mr. Bollenbach, $1,605; Mr. Henson, $31,850; Mr. Hilton, $1,137; Mr. Horn, $36,553; Mr. Martin, $26,667; Mr. Michael, $7,269; Mr. Sells, $33,959; and Mr. Williams, $9,411.

(8)	Messrs. Henson and Hilton retired from the Board of Directors on April 25, 2006.

Until May 1, 1996, directors were eligible to participate in an unfunded compensation deferral program, the Executive Deferred Compensation Plan. Two current non-management directors deferred part of their cash fees pursuant to the Executive Deferred Compensation Plan prior to May 1, 1996 and currently have account balances in the Plan. See “Compensation Discussion and Analysis—Elements of Post-Employment Compensation—Deferred Compensation Plans” for more information about the Executive Deferred Compensation Plan.

Each non-management director is also provided with travel accident insurance of $500,000 while traveling on behalf of the Company. Incumbent non-management directors who served on the Board as of February 21, 2001, are entitled to participate in the Company’s standard group health insurance plans while serving as a director. This program is not available to directors elected or appointed after February 21, 2001. The Company pays the premium cost for this insurance. Each director receiving these benefits incurred taxable income equal to the premium cost of the group insurance.

Non-management directors elected prior to February 21, 2001 received a grant of 1,000 shares of restricted stock vesting in ten annual installments over ten years. Directors who served a full ten years under this program received another ten-year grant of 1,000 shares. Current directors who have these grants are Messrs. Miller and Sells. This program was terminated on February 21, 2001, with respect to further grants to new directors. Non-management directors who were initially elected between February 2001 and January 2004 received a non-qualified stock option grant of 5,000 shares upon being elected or appointed to the Board. Directors serving during that same time period received an annual nonqualified stock option grant of 2,000 shares. These particular stock option programs have been discontinued.

Pursuant to the Company’s Amended and Restated 2004 Equity Incentive Award Plan, directors are eligible for grants of equity awards as may be approved by the Human Resources Committee from time to time. No equity awards were granted to our directors during 2006.

In November 2003, our Board of Directors implemented stock ownership guidelines for its non-management members. Within two years of first being elected, a director is expected to own and maintain a number of shares of the Company’s common stock having a minimum value equal to two times his or her annual retainer. Shares granted to a director for his or her service on the Company’s Board of Directors are included in determining the value of the director’s holdings. Each of our non-management directors was in compliance with these stock ownership guidelines as of December 31, 2006.

Except as provided in the governing plan document and any administrative regulations thereunder governing the options, or unless otherwise approved by the Human Resources Committee, all unvested options granted to a non-management director will be forfeited and returned to the plan when the director leaves the Board.

Ownership of Harrah’s Entertainment Common Stock

The following table lists the beneficial ownership of our common stock as of February 15, 2007, for all current directors, our six executive officers named in the Summary Compensation Table and all directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned on February 15, 2007(a)(b)	% of Shares Outstanding (net of treasury shares) as of February 15, 2007
Barbara T. Alexander	13,625	*
Charles L. Atwood	311,472	*
Frank J. Biondi, Jr.	14,543	*
Stephen F. Bollenbach	66,112	*
Stephen H. Brammell	243,368	*
Jonathan S. Halkyard	119,301	*
Ralph Horn	39,521	*
Gary W. Loveman	1,692,632	*
R. Brad Martin	30,876	*
Gary G. Michael	14,605	*
Robert G. Miller	17,480	*
Boake A. Sells	46,911	*
Virginia E. Shanks	51,415	*
Christopher J. Williams	9,855	*
Timothy J. Wilmott (c)	686,448	*
All directors and executive officers as a group (d)	3,635,553	1.9%

*	Indicates less than 1%
(a)	Shares listed in the table include shares allocated to accounts under the Harrah’s Entertainment, Inc. Savings and Retirement Plan as of February 6, 2007. The amounts shown also include the following shares that may be acquired within 60 days pursuant to outstanding stock options or stock appreciation rights: Ms. Alexander, 5,000 shares; Mr. Atwood, 240,333 shares; Mr. Biondi, 6,500 shares; Mr. Bollenbach, 0 shares; Mr. Brammell, 178,798 shares; Mr. Halkyard, 116,512 shares; Mr. Horn, 4,000 shares; Mr. Loveman, 1,522,294 shares; Mr. Martin, 4,000 shares; Mr. Michael, 4,500 shares; Mr. Miller, 4,000 shares; Mr. Sells, 4,000 shares; Ms. Shanks, 33,000 shares; Mr. Williams, 2,000 shares; Mr. Wilmott, 573,219 shares; all directors and executive officers as a group, excluding Mr. Wilmott, 2,852,533 shares.
(b)	The amounts shown include the following rights to shares pursuant to our 1996 Non-Management Directors Stock Incentive Plan or our Amended and Restated 2004 Equity Incentive Award Plan and deferred at the election of the directors: Mr. Biondi, 5,043 shares; Mr. Bollenbach, 1,892 shares; Mr. Horn, 25,421 shares; Mr. Martin, 18,176 shares; Mr. Michael, 5,605 shares; Mr. Miller, 0 shares; Mr. Sells, 23,731 shares; Mr. Williams, 7,855 shares.
(c)	Mr. Wilmott resigned effective January 5, 2007.
(d)	Excludes Mr. Wilmott who resigned effective January 5, 2007.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP, as our independent registered public accounting firm to examine and report to stockholders on the consolidated financial statements of our Company and its subsidiaries for the year 2007. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

The action of the Board of Directors in appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year 2007 will be ratified upon an affirmative vote of the holders of a majority of shares of our common stock present in person or represented by proxy at the Annual Meeting. Abstentions will not be treated as votes for or against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2007.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider the retention of that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

Other Matters at the Meeting

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Harrah’s Entertainment, Inc.:

Our role is to assist the Board of Directors in its oversight of the Company’s financial reporting process. As set forth in our charter, the Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and discussed with the independent auditors the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and have discussed with the independent auditors their firm’s independence.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Barbara T. Alexander, Chairperson

Stephen F. Bollenbach Gary G. Michael Christopher J. Williams

The above Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

FEES PAID TO DELOITTE & TOUCHE LLP

The following table summarizes the aggregate fees paid or accrued by the Company to Deloitte & Touche LLP during 2006 and 2005:

	2006	2005
	(in thousands)
Audit Fees (a)	$8,199	$6,091
Audit-Related Fees (b)	638	299
Tax Fees (c)	312	352
All Other Fees (d)	—	1

Total	$9,149	$6,743

(a)	Audit Fees—Fees for audit services billed in 2006 and 2005 consisted of:

•	Audit of the Company’s annual financial statements, including the audits of the various subsidiaries conducting gaming operations as required by the regulations of the respective jurisdictions;

•	Sarbanes-Oxley Act, Section 404 attestation services;

•	Reviews of the Company’s quarterly financial statements; and

•	Comfort letters, statutory and regulatory audits, consents and other services related to Securities and Exchange Commission (“SEC”) matters.

(b)	Audit-Related Fees—Fees for audit-related services billed in 2006 and 2005 consisted of:

•	Quarterly revenue and compliance audits performed at certain of our properties as required by state gaming regulations;

•	Financial accounting and reporting consultations;

•	Sarbanes-Oxley Act, Section 404 advisory services;

•	Internal control reviews;

•	Employee benefit plan audits; and

•	Agreed-upon procedures engagements.

(c)	Tax Fees—Fees for tax services paid in 2006 and 2005 consisted of tax compliance and tax planning and advice:

•

Fees for tax compliance services totaled $70,000 and $61,000 in 2006 and 2005, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

i. Federal, state and local income tax return assistance

ii. Requests for technical advice from taxing authorities

iii. Assistance with tax audits and appeals

•

Fees for tax planning and advice services totaled $242,000 and $291,000 in 2006 and 2005, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of:

i. Purchase and installation of tax return preparation software

ii. Tax advice related to structuring certain proposed mergers, acquisitions and disposals

iii. Tax advice related to the alteration of employee benefit plans

iv. Tax advice related to an intra-group restructuring

(d)	All Other Fees—These fees consisted of the purchase of market data reports during 2005.

		2006	2005
Memo:	Ratio of Tax Planning and Advice Fees and All Other Fees to Audit Fees, Audit-Related Fees and Tax Compliance Fees	0.03:1	0.05:1

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The services performed by Deloitte & Touche LLP in 2006 and 2005 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its February 26, 2003, meeting, and amended at its April 15, 2004, meeting. This policy describes the permitted audit, audit-related, tax and other services that Deloitte & Touche may perform. Any requests for audit services must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Except for such services which fall under the de minimis provision of the pre-approval policy, any requests for audit-related, tax or other services also must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairperson of the Audit Committee. The Chairperson must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit, tax and other services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1. The service is not an audit, review or other attest service;

2. The estimated fees for such services to be provided under this provision do not exceed a defined amount of total fees paid to the independent auditor in a given fiscal year;

3. Such services were not recognized at the time of the engagement to be non-audit services; and

4. Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee.

The fees approved under the de minimis provision were as follows:

	2006	2005
	(in thousands)
Audit-Related Services	$—	$25
Tax Services	21	—
All Other Services	—	1

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Corporate Governance

Our Human Resources Committee

The Human Resources Committee (the “Committee” or “HRC”) serves as the Company’s compensation committee with the specific purpose of designing, approving, and evaluating the administration of the Company’s compensation plans, policies, and programs. The Committee ensures that compensation programs are designed to encourage high performance, promote accountability and align employee interests with the interests of the Company’s stockholders. The Committee is also charged with reviewing and recommending the compensation of the Chief Executive Officer and our other senior executives, including all of the named executive officers. The Committee operates under the Harrah’s Entertainment, Inc. Corporate Governance Guidelines and the Human Resources Committee Charter. The HRC Charter was last updated on April 26, 2006, and it is reviewed no less than once per year with any recommended changes provided to the Board of Directors of the Company (the “Board”) for approval.

As of December 31, 2006, the Committee was comprised of four members: Frank J. Biondi, Jr. (Chair), Ralph Horn, Robert G. Miller, and Boake A. Sells. R. Brad Martin was appointed to the Committee in February 2007. William Barron Hilton served on the Committee until his retirement from the Board in April 2006. The qualifications of the Committee members stem from roles as corporate leaders, private investors, and board members of several large corporations. Their knowledge, intelligence, and experience in company operations, financial analytics, business operations, and understanding of human capital management enables the members to carry out the objectives of the Committee.

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee or to specified executives of the Company, except that it shall not delegate its responsibilities for any matters where it has determined such compensation is intended to comply with (a) the exemptions under Section 16(b) of the Securities Exchange Act of 1934, or (b) Section 162(m) of the Internal Revenue Code.

HRC Consultant Relationships

The Committee has the authority to engage services of independent legal counsel, consultants and subject matter experts in order to analyze, review, and recommend actions with regard to Board compensation, executive officer compensation, or general compensation and plan provisions. The Company provides for appropriate funding for any such services commissioned by the Committee. These consultants are used by the HRC for purposes of executive compensation review, analysis, and recommendations. The HRC has in the past, and will continue in the future, to engage external consultants for the purposes of determining Chief Executive Officer and other senior executive compensation.

2006 HRC Activity

During four meetings in 2006, as delineated in the Human Resources Charter and as outlined below, the Committee performed various tasks in accordance with their assigned duties and responsibilities, including:

•

Chief Executive Officer Compensation: reviewed and approved corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluated the performance of the Chief Executive Officer in light of these goals and objectives, and established the base compensation, annual bonus and equity compensation of the Chief Executive Officer based on such evaluation.

•	Other Senior Executive Compensation: set base compensation, annual bonus and equity compensation for all senior executives, which included an analysis relative to our competition peer group.

•	Peer Group: reviewed and set the peer group against which to compare compensation levels and practices and approved targeted competitive pay structures.

•

Executive Compensation Plans: reviewed status of various executive compensation plans, programs and incentives, including the 2005 Senior Executive Incentive Plan, the Annual Management Bonus Plan, the Time Accelerated Restricted Stock Plan, the Company’s various deferred compensation plans and the Company’s various equity plans.

•	Director compensation: reviewed compensation policies and benefits for non-management directors.

•	Legal updates: reviewed and discussed the proposed and final rules issued by the Securities and Exchange Commission related to the disclosure of executive compensation.

Roles in establishing compensation

Role of company executives in establishing compensation

When determining the pay levels for the Chief Executive Officer and our other senior executives, the Committee solicits advice and counsel from internal as well as external resources. Internal Company resources include the Chief Executive Officer, Senior Vice President of Human Resources and Vice President of Compensation, Benefits, and Human Resource Systems and Services. The Senior Vice President of Human Resources is responsible for developing and implementing the Company’s business plans and strategies for all companywide human resource functions, as well as day-to-day human resources operations. The Vice President of Compensation, Benefits, and Human Resource Systems and Services is responsible for the design, execution, and daily administration of the Company’s compensation, benefits, and human resources shared-services operations. Both of these Human Resources executives attend the HRC meetings, at the request of the Committee Chair, and act as a source of informational resources and serve in an advisory capacity. The Corporate Secretary is also in attendance at each of the HRC meetings and oversees the legal aspects of the Company’s executive compensation plans, updates the Committee regarding changes in laws and regulations affecting the Company’s compensation policies, and records the minutes of each HRC meeting. The Chief Executive Officer also attends HRC meetings.

The HRC Chair communicates directly with the Chief Executive Officer and top Human Resources (“HR”) executives in order to obtain external market data, industry data, internal pay information, individual and Company performance results, and updates on regulatory issues. The Committee Chair may delegate specific tasks to the HR executives in order to facilitate the decision making process and to assist in the finalization of meeting agendas, documentation, and compensation data for Committee review and approval.

The Chief Executive Officer annually reviews the performance of our senior executives and, based on these reviews, recommends to the HRC compensation for all senior executives, other than his own compensation. The HRC, however, has the discretion to modify the recommendations and makes the final decisions regarding material compensation to senior executives, including base pay, incentive pay (bonus), and equity awards.

Role of outside consultants in establishing compensation

The Company’s internal HR executives regularly engage outside consultants related to the Company’s compensation policies. Standing consulting relationships are held with several global consulting firms specializing in executive compensation, human capital management, and board of director pay practices. During 2006, the services engaged for or by the Human Resources Committee as set forth below:

1. Hay Group was engaged to evaluate non-management director pay. The results of their analysis showed that our current fee structure for board members is consistent with market pay practices and amounts.

2. Watson Wyatt Worldwide provided us with data and analyses on our existing senior executive total direct compensation and its competitiveness within our peer group. This work also entailed the evaluation of our 2005 peer group and recommendations for an updated 2006 peer group. Based on their recommendations, no market adjustments or changes to our variable pay plan targets were made. The results showed that our senior executive total compensation package was in line with our market strategy and internal job worth hierarchy.

3. Watson Wyatt Worldwide was also used for equity plan design and analysis. The analysis included determining the effects of the TARSAP II program, which ended January 1, 2007 with all restricted shares vested. The ending of this program prompted us to review our future retention strategies and our ability to incent long-term business success. The analysis and ensuing HRC discussion points included future plan design considerations such as performance shares, performance vesting, and other mechanisms. In addition plan timing, eligible executives and award sizes were discussed by the HRC, Chief Executive Officer, and HR executives.

4. Watson Wyatt Worldwide provided us with the development of the premium-equivalents for the Company’s self-insured medical, dental, vision, and short term disability plans, recommended appropriate reserves for these plans, and reported on the plans’ financial performance. In addition, they served as a consultant on plan design, compliance, strategy, and vendor management for these plans.

5. Mercer Human Resources Consulting was retained by the Savings & Retirement Plan and Executive Deferred Compensation Plan Investment Committees to advise these Committees on investment management performance, monitoring, investment policy development, and investment manager searches. Mercer also provides plan design, compliance, and operational consulting for the Company’s qualified defined contribution plan and non-qualified deferred compensation plans.

Objectives of Compensation Programs

The Company’s executive compensation program is designed to achieve the following objectives:

•	align our rewards strategy with our business objectives, including enhancing stockholder value and customer satisfaction,

•	support a culture of strong performance by rewarding employees for results,

•	attract, retain and motivate talented and experienced executives, and

•	foster a shared commitment among our senior executives by aligning the Company’s and their individual goals.

These objectives are ever present and are at the forefront of our compensation philosophy and all compensation design decisions.

Compensation Philosophy

The Company’s compensation philosophy provides the foundation upon which all compensation programs are built. Our goal is to compensate our executives with a program that rewards loyalty, results-driven individual performance, and dedication to the organization’s overall success. These principles define our compensation philosophy and are used to align our compensation programs with our business objectives. Further, the HRC specifically outlines in its charter the following duties and responsibilities in shaping and maintaining the Company’s compensation philosophy:

•	Assess whether the components of executive compensation support the Company’s culture and business goals;

•	Consider the impact of executive compensation programs on stockholders;

•	Consider issues and approve policies regarding qualifying compensation for executives for tax deductibility purposes;

•	Approve the appropriate balance of fixed and variable compensation; and

•	Approve the appropriate role of performance based and retention based compensation.

The executive compensation program rewards our executives for their contributions in achieving the Company’s mission of providing outstanding customer service and attaining strong financial results as a Company, as discussed in more detail below. The Company’s executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of the Company’s stockholders.

Various Company policies are in place to shape our executive pay plans, including:

•	Salaries are linked to competitive factors, internal equity, and can be increased as a result of successful job performance;

•	The annual bonus program is competitively based and provides incentive compensation based on our financial performance;

•	Long-term compensation is tied to enhancing stockholder value and to our financial performance; and

•	Qualifying compensation paid to senior executives is designed to maximize tax deductibility, where possible.

The executive compensation practices are to compensate executives primarily on performance, with a large portion of potential compensation at risk. The HRC believes that our senior executives should be motivated to deliver financial results to our stockholders and to ensure that our customers receive a great experience when visiting our properties; to that end, the HRC believes that at least 50% of our senior executives’ total compensation should be at risk based on these objectives.

Although many legislative changes and accounting rules have changed over the past several years impacting our executive compensation programs and polices, in 2006 there was only one material change in our executive compensation program. Due to the change in generally accepting accounting principles with regard to the expensing of stock options, the HRC decided to discontinue the issuance of Non-Qualified Stock Options and instead issue Stock Appreciation Rights.

Compensation Program Design

The executive compensation program is designed with our executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short and long-term payment structures in order to recognize and reward executives for their contributions to the Company today and in the future.

The table below reflects our short-term and long-term executive compensation programs:

Short-term	Long-term
Fixed and Variable Pay	Variable Pay
Base Salary	Equity Awards
Annual Management Bonus Plan	Time Accelerated Restricted Stock Award Plan
2005 Senior Executive Incentive Plan	Executive Supplemental Savings Plan II

The Company continually assesses and evaluates the internal and external competitiveness for all components of the executive compensation program. Internally, we look at critical and key positions that are directly linked to the profitability and viability of the Company. We ensure that the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. Internal equity is based on qualitative job evaluation methods, span of control, required skills and abilities, and long-term career growth opportunities. Externally, benchmarks are used to provide guidance and to ensure that our ability to attract, retain and recruit talented senior executives is intact. Due to the highly competitive nature of the gaming industry as well as the competitiveness across industries for talented senior executives, it is important for our pay plans to provide us the ability to internally develop executive talent, as well as recruit highly qualified senior executives.

External competitiveness is reviewed with the help of outside consultants and measured by data gathered from published executive compensation surveys and proxy data from peer companies. We define our peer group as one which operates under similar business conditions as the Company’s, such as large gaming companies and large companies in the consumer services industries. The companies comprising our peer group for 2006 were:

•   American Real Estate Partners, L.P.

•   Aramark Corporation

•   Boyd Gaming Corporation

•   Carnival Corporation

•   CBS Corporation

•   The DIRECTV Group, Inc.

•   GTECH Holdings Corporation

•   Hilton Hotels Corporation

•   IAC/InteractiveCorp

•   International Game Technology

•     Las Vegas Sand Corp.

•     Marriott International, Inc.

•     MGM MIRAGE

•     Penn National Gaming, Inc.

•     Starbucks Corporation

•     Starwood Hotels & Resorts Worldwide, Inc.

•     Station Casinos, Inc.

•     Wynn Resorts, Limited.

•     YUM! Brands, Inc.

Median revenue and market capitalization for the 19 peer companies listed above are $6 billion and $12 billion, respectively. The Company’s revenue and market capitalization each falls at the 68th percentile of the peer group.

The peer group is used to benchmark senior executive compensation, which includes base salary, bonus, and long-term incentive pay. Each compensation element is considered individually and as a portion of total compensation, particularly when applying marketing data, which means that if one element is under or over our target market position, a corresponding adjustment does not necessarily take place if the executive’s total compensation is positioned competitively. The Company targets its senior executive total direct compensation or “TDC” (base + bonus + long-term incentive opportunity) at the 75 – 90th percentile of the peer group. In June 2006, a TDC analysis was conducted in conjunction with Watson Wyatt Worldwide and the findings showed that we were within our 75 – 90th percentile range in base pay, bonus, long-term compensation, and total compensation. We target at the higher end of the market due to the competitive environment of the gaming industry, our goal to attract the most talented executives, and to support our efforts of retaining our executives for long-term business success.

The overall design of the executive compensation program and the elements thereof is a culmination of years of development and compensation plan design adjustments. Each year the plans have been reviewed for effectiveness, competitiveness, and legislative compliance. The current plans have been put into place with the approval of the HRC and in support of the principles of the compensation philosophy and objectives of the Company’s pay practices and policies.

Impact of Performance on Compensation

The impact of individual performance on compensation is present in base pay merit increases, setting the annual bonus plan payout percentages as compared to base pay, and the amount of equity awards granted. The impact of the Company’s financial performance and customer satisfaction is present in the calculation of the annual bonus payment and the intrinsic value of equity awards. Supporting a performance culture and providing compensation that is directly linked to outstanding individual and overall financial results is at the core of the Company’s compensation philosophy and human capital management strategy.

For senior executives, the most significant compensation plans that are directly affected by the attainment of performance goals is the Annual Management Bonus Plan and 2005 Senior Executive Incentive Plan. All bonus plan performance criteria, target percentages, and plan awards were set in February 2006 for the bonus payments for fiscal 2006. The financial measurements used to determine the bonus under the Annual Management Bonus Plan are (1) Return on Invested Capital (ROIC), (2) Adjusted Earnings per Share (EPS), and (3) Operating Income (OI). The non-financial measurement used to determine plan payments is customer satisfaction. The financial measure for the 2005 Senior Executive Incentive Plan is earnings before interest, taxes, depreciation and amortization (EBITDA), as more fully described below.

Based on performance goals set by the HRC each year, there are minimum requirements that must be met in order for a bonus plan payment to be provided. Just as bonus payments are increased as performance goals are exceeded, results falling short of goals reduce or eliminate bonus payments. In order for senior executives to receive a bonus, a minimum attainment of 80% of financial and customer satisfaction scores approved by the HRC must be met. The 2007 requirements were set at the February 2007 HRC meeting.

Additionally, equity awards granted to our senior executives are tied to the performance of our public equity. Although the award size is based on individual performance or expected future performance, the economic gain on stock options and stock appreciation rights is dependent upon the public equity market’s valuation of Company financial results as evidenced by the price at which stock is traded at any given time. Although restricted stock awards deliver value to our senior executives regardless of the company’s financial performance, the senior executives will be rewarded with the increased value of the Company’s public stock price.

Elements of Compensation

Elements of Active Employment Compensation and Benefits

The total direct compensation mix for each Named Executive Officer (“NEO”) varies. For our Chief Executive Officer, the allocation for 2006 was 20% for base salary, 25% for annual bonus and 55% for equity compensation. For the other NEOs in 2006, the average allocation was 30% for base salary, 25% for annual bonus and 45% for equity compensation. Each compensation element is considered individually and as a component within the total compensation package. Prior compensation and wealth accumulation is considered when making decisions regarding current and future compensation; however, it has not been a decision point used to cap a particular compensation element.

Base Salary

Salaries are reviewed each year and increases, if any, are based primarily on an executive’s accomplishment of various performance objectives and salaries of executives holding similar positions within the peer group, or within our Company. Adjustments in base salary may be attributed to one of the following:

•

Merit: increases in base salary as a reward for meeting or exceeding objectives during a review period. The size of the increases is directly tied to pre-defined and weighted objectives (qualitative and quantitative) set forth at the onset of the review period. The greater the achievement in comparison to the goals, generally the greater the increase. Merit increases can sometimes be distributed as lump-sum bonuses rather than increasing the rate of pay.

•	Market: increases in base salary as a result of a competitive market analysis, or in coordination with a long term plan to pay a position at a more competitive level.

•	Promotional: increases in base salary as a result of increased responsibilities associated with a change in position.

•	Additional Responsibilities: increases in base salary as a result of additional duties, responsibilities, or organizational change. A promotion is not necessarily involved.

•	Retention: increases in base salary as a result of a senior executive’s being recruited by or offered a position by another employer.

All of the above reasons for base salary adjustments for senior executives must be approved by the HRC and are not guaranteed as a matter of practice or in policy.

Our Chief Executive Officer did not receive an increase in base salary in 2006. The HRC determined in 2005 to provide an increase in Mr. Loveman’s base salary in order to adjust the salary for the increased responsibilities due to the nearly 100% growth in Company’s size as a result of the Caesars Entertainment acquisition. The other NEOs average increase in base salary was 5% in 2006. The average increase for our NEOs reflect promotions and greater responsibilities for our Chief Financial Officer and Vice Chairman of our board of directors.

Senior Executive Incentive Plan

The 2005 Senior Executive Incentive Plan was approved by the Company’s stockholders in 2004 to provide participating executives with incentive compensation based upon the achievement of pre-established performance goals. The 2005 Senior Executive Incentive Plan is designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the tax deductibility by the Company of compensation paid to executive officers named in the Summary Compensation Table to $1 million. The Committee approves which officers will participate each calendar year prior to, or at the time of, establishment of the performance objectives for a calendar year. In 2006, Messrs. Loveman, Atwood, Brammell, Wilmott and Halkyard and Ms. Shanks participated in the 2005 Senior Executive Incentive Plan. The 2005 Senior Executive Incentive Plan’s objective for 2006 was based on the Company’s EBITDA. Under the 2005 Senior Executive Incentive Plan, EBITDA is adjusted for the following income statement line items: write-downs, reserves and recoveries, project opening costs, and any gain or loss on early extinguishment of debt. Bonus amounts were set at 0.5% of EBITDA.

The Committee has discretion to decrease bonuses under the 2005 Senior Executive Incentive Plan and it has been the Committee’s practice to decrease the bonuses by reference to the achieved performance goals and bonus formulas used under the Annual Management Bonus Plan discussed below. See the Summary Compensation Table for specific bonus amounts awarded to our NEOs in 2007 for 2006 performance. The HRC used their discretion to reduce the bonus amounts paid to the NEOs and other senior executives in order to align their payments with the formula outlined in the Annual Management Bonus Plan Administrative Rules.

The Committee has determined that the executives named in the Summary Compensation Table and seven other officers will participate in the 2005 Senior Executive Incentive Plan for the year 2007. As noted above, the Committee has authority to reduce bonuses earned under the 2005 Senior Executive Incentive Plan and also has authority to approve bonuses outside of the 2005 Senior Executive Incentive Plan to reward executives for special personal achievement.

Annual Management Bonus Plan

The Annual Management Bonus Plan (the “plan”) provides the opportunity for the Company’s senior executives and other participants to earn an annual bonus payment based on meeting corporate financial and non-financial goals. These goals are set at the beginning of each plan year by the HRC. Under the plan, the goals can pertain to operating income, pretax earnings, return on sales, earnings per share, a combination of objectives, or another objective approved by the Committee. The goals may change annually to support the Company’s short or long-term business objectives. For the 2006 plan year, the plan’s goal consisted of a combination of earnings per share, income from operations, return on invested capital, and customer satisfaction improvement. For the 2007 plan year, the objectives remain the same as 2006. Although officers that participate in the 2005 Senior Executive Incentive Plan do not participate in the Annual Management Bonus Plan, goals are set for all officers under this plan. The measurement used to gauge the attainment of these goals is called the “corporate score.”

Financial goals are comprised of these separate measures, representing up to 90 percent of the corporate score.

•

Adjusted Earnings Per Share: This is a common measure of company performance followed closely by investors and the business press. This measure helps us focus on the value we deliver to stockholders. Adjusted earnings per share is earnings per share adjusted for pre-opening costs, write-downs, reserves and recoveries, and unusual non-operating costs. Adjusted Earnings Per Share comprised 45% of the corporate score for 2006.

•

Operating Income: As income is the lifeblood of any organization, the Committee believes that this is an excellent indication of our overall business health. Although this measure includes depreciation on assets, amortization, and corporate expenses, our officers have the ability to influence the outcome of this measure by supporting revenue generating business objectives and decreasing expenses whenever possible. Operating Income comprised 22.5% of the corporate score for 2006.

•

Return on Invested Capital: As the Company continues to make large, innovative investments, such as investments in capital improvements at existing properties, development of new properties, it is imperative that we generate attractive returns for our investors. Annual ROIC performance is determined by dividing the after-tax operating income by average invested capital. Return on Invested Capital comprised 22.5% of the corporate score for 2006.

Non-financial goals consist of one key measurement: customer satisfaction. We distinguish ourselves from competitors by providing excellent customer service. Supporting our property team members who have daily interaction with our external customers is critical to maintaining and improving guest service. Customer satisfaction comprised 10% of the corporate score for 2006.

In February 2006, the HRC determined the thresholds for the corporate score for 2006. Bonus plan payments would only be paid when all three financial measures are at least 80 percent of target. Additionally, customer satisfaction must achieve a one percent or higher shift in non-A to A scores.

After the corporate score has been determined, a bonus matrix approved by the Committee provides for bonus amounts of participating executive officers and other participants that will result in the payment of a specified percentage of the participant’s salary if the target objective is achieved. This percentage of salary is adjusted upward or downward based upon the level of corporate score achievement.

In April 2005, the Committee reviewed a report on executive compensation that it commissioned from the Hay Group. Based on that report, the Committee approved an enhancement to the bonus target percentages for the Chief Executive Officer and other senior executives. This enhancement affects the target bonus percentages by applying a multiplier triggered by a corporate score of 1.1 or greater. The multiplier starts at 121% and caps at 250% for a corporate score of 1.1 and 1.5, respectively.

After the end of the fiscal year, the Chief Executive Officer assesses the Company’s performance against the financial and customer satisfaction targets set by the HRC. Taking into account the Company’s performance against the targets set by the HRC, the Chief Executive Officer will develop and recommend a performance score of 0 to 1.5 to the Committee.

The Committee has the authority under the Annual Management Bonus Plan to adjust any goal or bonus points with respect to executive officers. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.

In 2006, the HRC reviewed the corporate score and approved adjustments based on information presented by the Chief Executive Officer. The HRC, similarly, approved adjustments to the corporate score for 2005. The adjustments approved by the HRC in 2006 were based on unexpected occurrences that were beyond the control of the Company’s management (such as closure of our casinos in Atlantic City in July 2006 due to a state-wide government shutdown), changes implemented after our budgetary process was completed (such as over-estimating options expense due to extending the vesting terms for equity grants in 2006), acquisitions that were not planned for (such as our acquisition in 2006 of London Clubs International plc) and costs that were incurred in 2006 but are expected to positively impact the Company’s revenues and profitability in future years (such as development expenses).

The 2006 corporate score of .83 was approved by the HRC in February 2007 and payments will be made in accordance with the Annual Management Bonus Plan based on this score. For 2006, the HRC approved bonuses as a percent of eligible earnings for the Named Executive Officers as follows: 125% Mr. Loveman, 104% for Mr. Wilmott, 104% for Mr. Atwood, 56% for Mr. Halkyard, 58% for Mr. Brammell and 50% for Ms. Shanks.

Equity Awards

As approved by stockholders in 2006, the Harrah’s Entertainment, Inc. Amended and Restated 2004 Equity Incentive Award Plan (2004 EIAP) promotes the success and enhances the value of the Company by linking the personal interests of the members of the Board, employees, and senior executives to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The 2004 EIAP is intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees. The 2004 EIAP provides for the grant of stock options, both incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards to eligible individuals.

At each HRC meeting, any recommended equity grants are presented to the HRC for approval. The annual grant process for all eligible employees takes place during the summer HRC meeting, which took place in July for 2006. The actual timing of the annual grant process is driven by the natural building of pay elements as the year progresses (base, bonus, and then equity). In the first and second quarters of the calendar year, the Company’s management team is heavily involved in performance reviews, corresponding merit increases, and bonus payments. During the second and third quarters, the Company focuses on the equity grants. The second reason for the timing of grants is simply a product of the work load throughout the year, and with a summer equity grant date the administrative burden placed on the Company can be more easily absorbed. Lastly, the timing of the equity grants corresponds with the annual review of base salary by the HRC for our Chief Executive Officer and the other senior executives of the Company. Grant approvals can also be placed on the HRC agendas through the year, if necessary. All equity grant dates coincide with the date the award is approved by the HRC, and as prescribed by the 2004 EIAP, the grant price is the average of the high and low price on the date prior to grant.

In 2006, equity awards granted in the form of stock appreciation rights were approved by the Committee for executive officers under the Company’s 2004 Long Term Incentive Plan and 2004 EIAP. Stock appreciation rights and stock options granted after 2001 have a term of seven years, with the Committee having authority to set different periods of time for vesting and the term of the options. The Committee determines awards that it believes will be suitable for providing an adequate incentive for both performance and retention purposes. The dollar value of the award is determined by applying conventional methods for valuing equity awards.

The HRC approves the award grants after considering the recommendations made by the Chief Executive Officer for senior executives, and determines the grant size for the Chief Executive Officer.

Generally, the size of an equity grant is based on a target percent of base pay, but is adjusted higher or lower from the target percent based on individual performance, job responsibilities, and expected future performance.

The award size is driven by the desired mix of total direct compensation, with long-term equity being the primary component of NEO pay. 2006 grants to NEOs were all in the form of stock appreciation rights rather than restricted stock or a combination thereof in order to solidify the relationship between senior executive performance and appreciation in stock price. The target percentages of equity grant value were created in a hierarchical structure with the Chief Executive Officer receiving the largest target grant amount of 300% of base pay, our Chief Operating Officer and Chief Financial Officer also at the 300% of base pay level, and all other NEOs target award amounts valued at 145% of base pay. This structure was proposed by senior management and approved by the HRC. Data compiled from the Hay Group and Watson Wyatt Worldwide provided relevant market data, long-term equity pay practices, and plan design guidance which was used to help shape the plan and target percentages. The target percentages were also set with industry market practice and the Company’s compensation philosophy and objectives in mind. All equity awards are determined with previous and/or future grants in mind, taking into consideration total wealth accumulation for each senior executive.

Equity grants that are made outside of the of the normal annual grant process have been, and will continue to be, issued under the terms of an employment agreement, promotion or new hire arrangement, or as a special retention grant.

In addition to equity provided under the annual grant process, certain of our executive officers participated in a Time Accelerated Restricted Stock Award Plan (the “TARSAP Program”) designed to motivate and retain the Company’s key executives in the Company’s current competitive environment and with a view to enhancing stockholder value. Pursuant to the TARSAP Program, certain key executives were granted restricted stock awards (the “Restricted Shares”) pursuant to the Company’s 1990 Restricted Stock Plan.

In 2000, the Committee approved the TARSAP II Program, and our executive officers, other than Mr. Loveman and Mr. Halkyard, received awards under TARSAP II. The last award under TARSAP II was made in May 2004. These awards fully vested on January 1, 2007. No replacement plan for TARSAP II has been implemented to date.

Policy Concerning Tax Deductibility

The HRC's policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company. For 2006, Messrs. Brammell, Loveman and Wilmott received total compensation over the $1 million deductibility limit so that $775,530, $2,303,131 and $142,480, respectively, of their total compensation will not be deductible by the Company. The Company’s 2005 Senior Executive Incentive Plan is intended to comply with Section 162(m) of the Internal Revenue Code so that annual bonuses paid under these plans will be eligible for deduction by the Company. See “Senior Executive Incentive Plan” above.

Stock Ownership Requirements

In 2002, our board of directors adopted a policy requiring our executives to own shares of our common stock, excluding stock options or unvested restricted stock, having a value equal to or greater than an established multiple ranging between one times and three times the executive’s annual base salary. Mr. Loveman is required to own shares having a value equal to three times his annual base salary, Messrs. Atwood and Halkyard and are required to own shares having a value equal to twice their annual base salary, and Mr. Brammell and Ms. Shanks are required to own shares having a value equal to his or her annual base salary. Executives have three years from the date they are elected to their positions to comply with the guidelines. The policy required executives that were in their positions for the last three years to achieve their mandatory level of stock ownership on or before January 1, 2007. All of our named executive officers complied with our stock ownership guidelines as of that date.

Chief Executive Officer’s Compensation

The objectives of our Chief Executive Officer are approved annually by the Committee. These objectives are revisited each year. The objectives for 2006 were:

•	developing and implementing the Company’s strategic direction;

•	maximizing stockholder value and increasing the Company’s earnings per share to established goals;

•	fostering the Company’s commitment to financial integrity, legal and regulatory compliance, and ethical business conduct;

•	preserving and enhancing the Company’s leadership in promoting responsible gaming;

•	assuring customer satisfaction and loyalty through operational and service excellence and technological innovation;

•	enhancing employee effectiveness by creating a high performance employee culture and advancing diversity throughout the organization; and

•	pursuing new development opportunities for the Company.

The Committee’s assessment of the Chief Executive Officer’s performance is based on a subjective review of performance against these objectives. Specific weights may be assigned to particular objectives at the discretion of the Committee, and those weightings, or more focused objectives are communicated to the Chief Executive Officer at the time the goals are set forth. However, no specific weights were set against the Chief Executive Officer’s objectives in 2006.

As Chief Executive Officer, Mr. Loveman’s base salary was based on his performance, his responsibilities and the compensation levels for comparable positions in other companies in the hospitality, gaming, entertainment, restaurant and retail industries. Merit increases in his salary are a subjective determination by the Committee, which bases its decision upon his prior year’s performance versus his objectives as well as upon an analysis of competitive salaries.

The Committee used the 2005 Senior Executive Incentive Plan to determine the Chief Executive Officer’s bonus for 2006. Under this plan, bonus is based on the Company achieving a specific financial objective. For 2006, the objective was based on the Company’s EBITDA, as more fully described above. The HRC has discretion to reduce bonuses (as permitted by Section 162(m) of the Internal Revenue Code), and it is the normal practice of the Committee to reduce the Chief Executive Officer’s bonus by reference to the achievement of performance goals and bonus formulas used under the Annual Management Bonus Plan. For 2006, the Committee reviewed the Chief Executive Officer’s performance against his objectives, and determined to pay him a bonus in an amount that would have been paid under the Annual the Annual Management Bonus Plan if he was a participant under that plan, as more fully described above.

The Committee’s policy to grant significant equity awards to the Chief Executive Officer that are deemed highly competitive was used to grant the most recent equity grant. In July 2006, an equity grant was made in conjunction with the Company’s annual long-term compensation award process to the CEO. Mr. Loveman received 350,000 Stock Appreciation Rights, as more fully described in the “Grants of Plan-Based Awards” table set forth herein. These Stock Appreciation Rights are scheduled to vest in one-fifth increments on June 30 in 2007, 2008, 2009, 2010 and 2011.

Personal Benefits and Perquisites

During 2006, all of our NEOs received a financial counseling reimbursement benefit, and were eligible to participate in the Company’s deferred compensation plan, the Executive Supplemental Savings Plan II, and the Company’s health and welfare benefit plans, including the Harrah’s Savings and Retirement Plan. The NEOs also received matching amounts from the Company pursuant to the plan documents, which are the same for all employees eligible for these plans. Amounts received by each NEO pursuant to these benefits are included in the “Summary Compensation Table” set forth herein.

Additionally, we provided for the personal use of company aircraft to both Messrs. Loveman and Wilmott. Lodging expenses were incurred by Mr. Loveman for use of his Las Vegas-based residence located at Caesars Palace. We also provided personal security for Mr. Loveman and his family. The decision to provide Mr. Loveman with the personal security benefit was prompted by the results of an analysis provided by an independent professional consulting firm specializing in executive safety and security. Based on these results, the HRC approved personal security services to Mr. Loveman and his family.

Each of these perquisites is more fully described in the “Summary Compensation Table” set forth herein.

Our use of perquisites as an element of compensation is limited. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Under the Company’s group life insurance program, senior executives including the NEOs are eligible for an employer provided life insurance benefit equal to three times their base annual salary, with a maximum benefit of $5.0 million. Mr. Loveman is provided with a life insurance benefit of $3.5 million under our group life insurance program and additional life insurance policies with a benefit of $2.5 million.

In addition to the standard group long term disability benefit, the Chief Executive Office and all other NEOs are covered under a Company-paid individual long-term disability insurance policy paying an additional $5,000 monthly benefit. Mr. Loveman is also covered under a supplemental long-term disability policy with a maximum benefit of $5,000,000 payable in one lump sum.

Elements of Post-Employment Compensation and Benefits

Employment Arrangements

Chief Executive Officer

Mr. Loveman’s employment agreement provides that Mr. Loveman will serve as Chief Executive Officer and President from January 1, 2003 until January 1, 2008. Mr. Loveman’s initial annual salary at January 1, 2003 was $1,400,000, subject to annual merit reviews by the Human Resources Committee. His annual salary was $2,000,000 as of December 31, 2006. Pursuant to the agreement, Mr. Loveman received a grant of stock options valued at $5,000,000 at the time Mr. Loveman’s agreement was executed and a deferrable restricted stock grant having an estimated value of $5,000,000 (based on the price of the common stock on the date of the grant) pursuant to the Company’s 2001 Executive Stock Incentive Plan (the “Promotional Award”). The stock options have a term of seven years. Both the stock options and the restricted stock vested 25% on January 1, 2006, and 25% on January 1, 2007, and will vest 50% on January 1, 2008, based on his continued employment.

Pursuant to his employment agreement, Mr. Loveman is entitled to participate in the incentive compensation programs and other benefits accorded to our senior officers, including eligibility to receive bonus compensation and long-term incentive compensation (equity awards) as approved by the Human Resources Committee. In addition, Mr. Loveman received an individual supplemental long-term disability policy with a maximum benefit of $5,000,000 payable in one lump sum fully paid by the Company during the term of his agreement. Mr. Loveman is also entitled to life insurance with a death benefit of at least three times his base annual salary. The agreement also requires Mr. Loveman, for security purposes, to use the Company’s aircraft, or other private aircraft, for himself and his family for business and personal travel. The agreement also provides that Mr. Loveman will be provided with accommodations while performing his duties in Las Vegas, and the Company will also pay Mr. Loveman a gross-up payment for any taxes incurred for such accommodations. Our Board can terminate the employment agreement with or without cause, and Mr. Loveman can resign, at any time.

If the Company terminates the agreement without cause, or if Mr. Loveman resigns for good reason:

•	Mr. Loveman’s salary and right to participate in Company benefit plans (other than bonus and long-term incentive plans) will continue for a period of two years beginning on the date of termination;

•

His stock options and restricted stock will continue to vest during this two-year period (including 100% vesting upon a change in control), with any unvested stock options that do not vest before the expiration of the two-year period to be forfeited, except those provided pursuant to the Promotional Award;

•	The Promotional Award will continue to vest according to its regular vesting schedule; and

•	He will receive any bonus accrued for the prior year and pro-rata for the current year up to the date of termination.

“Cause” is defined under the agreement as:

(i) the willful failure of Executive to perform substantially Executive's duties with the Company (as described in agreement) or to follow a lawful reasonable directive from the Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties or to follow a lawful reasonable directive and Executive is given a reasonable opportunity (not to exceed thirty (30) days) to cure any such failure to substantially perform, if curable;

(ii) (A) any willful act of fraud, or embezzlement or theft by Executive, in each case, in connection with Executive's duties hereunder or in the course of Executive's employment hereunder or (B) Executive's admission in any court, or conviction of, a felony involving moral turpitude, fraud, or embezzlement, theft or misrepresentation, in each case, against the Company.

Termination by the Company of this Agreement for “Cause” shall also include (A) Executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nevada, New Jersey, New York, and North Carolina and (B) (i) Executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company, or (ii) a final judicial order or determination prohibiting Executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange.

“Good Reason” is defined under the agreement as, without Executive's express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (a), (d), (e) or (f), such circumstances are fully corrected prior to the date of termination specified in the written notice given by Executive notifying the Company of his resignation for Good Reason:

(a) The assignment to Executive of any duties materially inconsistent with his status as Chief Executive Officer of the Company or a material adverse alteration in the nature or status of his responsibilities;

(b) The requirement that Executive report to anyone other than the Board;

(c) The failure of Executive to be elected/re-elected as a member of the Board;

(d) A reduction by the Company in his annual base salary of One Million One Hundred Thousand Dollars ($1,100,000.00) or as the same may be increased from time to time by the HRC;

(e) The relocation of the Company's principal executive offices from Las Vegas, Nevada, to a location more than fifty (50) miles from such offices, or the Company's requiring Executive either: (i) to be based anywhere other than the location of the Company's principal offices in Las Vegas (except for required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations); or (ii) to relocate his primary residence;

(f) The failure by the Company to pay to him any material portion of his current compensation, except pursuant to a compensation deferral elected by Executive, or deferral compensation required by this

Agreement, or to pay to Executive any material portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;

(g) Except as permitted by this Agreement, the failure by the Company to continue in effect any compensation plan in which Executive is participating on the date of this Agreement which is material to Executive's total compensation, including but not limited to, the Company's annual bonus plan, the ESSP, or the Stock Option Plan or any substitute plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants at Executive's grade level;

(h) The failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by him under the Savings and Retirement Plan and the life insurance, medical, health and accident, and disability plans in which Executive is participating on the date of this Agreement, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive on the date of this Agreement, except as permitted by this Agreement; or

(i) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

If the Company terminates the agreement for cause, Mr. Loveman’s unvested stock options and any shares of unvested restricted stock, including those received as part of his Promotional Award, will be cancelled and his salary will end as of the termination date.

After his employment with the Company terminates for any reason, Mr. Loveman will be entitled to participate in the Company’s group health insurance plans applicable to corporate executives, including family coverage, for his lifetime. The Company will pay 80% of the premium on an after-tax basis for this coverage, and Mr. Loveman will incur imputed taxable income equal to the amount of the Company’s payment. When Mr. Loveman becomes eligible for Medicare coverage, the Company’s group health insurance plan will become secondary, and Mr. Loveman will be eligible for the same group health benefits as normally provided to our other retired management directors. He will incur imputed taxable income equal to the premium cost of this benefit.

If a change in control were to occur during the term of Mr. Loveman’s employment agreement, and his employment was terminated involuntarily or he resigned for good reason within two years after the change in control, or if his employment was involuntarily terminated within six months before the change in control under defined circumstances, Mr. Loveman would be entitled to receive the severance benefits under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement. This benefit would also apply if a change in control were to occur under certain circumstances and Mr. Loveman voluntarily terminated his employment during a 30-day period following the first anniversary of the change in control. The pending acquisition of the Company by affiliates of Texas Pacific Group and Apollo Management will be a change in control of the Company upon consummation.

The agreement provides that Mr. Loveman will not compete with the Company for a period of two years after termination of his active full time employment (which for this purpose does not include the salary continuation period).

Named Executive Officer Employment Arrangements

We also have employment agreements with our other NEOs and members of our senior management team, which provides for a base salary, subject to merit increases as our Human Resources Committee of the Board of

Directors may approve. Mr. Brammell’s agreement expires January 8, 2008; Mr. Atwood’s agreement expires January 27, 2010; Mr. Halkyard’s agreement expires December 22, 2007 and Ms. Shanks agreement expires on February 25, 2008.

During the term of these employment agreements, each executive is entitled to participate in the incentive compensation programs and other benefits accorded to our senior officers, including eligibility to receive bonus compensation and equity awards under the 2004 EIAP as approved by the Human Resources Committee. The Company can terminate the employment agreement immediately with or without cause upon 30 days prior written notice. The executive can voluntarily resign upon 30 days prior written notice, or upon six months prior written notice if he or she is going to work or act in competition with the Company.

If the Company terminates any of these agreements without cause or does not renew the agreement upon expiration, the executive will receive eighteen months’ salary continuation and will not compete with the Company during that time. Stock options, restricted stock and stock appreciation rights will generally continue to be exercisable and to vest during the salary continuation, including vesting upon a change in control. If there were a change in control during the salary continuation and noncompete period, any unvested stock options would vest.

If the executive attains age fifty (50) and, when added to his or her number of years of continuous service with the company, including any period of salary continuation, the sum of his or her age and years of service equals or exceeds sixty-five (65), and at any time after the occurrence of both such events Executive’s employment is terminated and his or her employment then terminates other than for cause, he or she will be entitled to lifetime coverage under our group health insurance plan. The executive will be required to pay 20% of the premium for this coverage and the Company will pay the remaining premium, which will be imputed taxable income to the executive. This insurance coverage terminates if the executive competes with the Company.

Mr. Atwood, who participates in the Executive Deferred Compensation Plan (“EDCP”), earns the retirement rate as provided in the EDCP if his employment is terminated without cause or if we elect not to renew the agreement when it expires. Mr. Atwood receives service credit under the EDCP for any salary continuation and noncompete period.

Severance Agreements

We have entered into severance agreements with each of the NEOs. The severance agreements relate to a change in control. We believe these agreements reinforce and encourage the attention and dedication of our executives if they are faced with the possibility of a change in control of the Company that could affect their employment. Mr. Loveman’s Severance Agreements became effective January 1, 2003. Ms. Shanks’ Severance Agreement became effective October 1, 2003. The Severance Agreements of Messrs. Atwood, Halkyard and Brammell became effective January 1, 2004. Mr. Wilmott’s severance agreement terminated upon his resignation from the Company in January 2007. The pending acquisition of the Company by affiliates of Texas Pacific Group and Apollo Management will be a change in control of the Company, as defined in the severance agreements, upon consummation.

The severance agreements provide, under the circumstances described below, for a compensation payment (the “Compensation Payment”) of three times the executive’s “annual compensation” (which includes salary and bonus amounts but excludes restricted stock vestings and compensation or dividends related to restricted stock or stock options).

Pursuant to his severance agreement, Mr. Loveman is entitled to a Compensation Payment if (i) within two years after a change in control of the Company, his employment terminates involuntarily or if he resigns for good reason; (ii) his employment is terminated without cause within six months before a change in control (under defined circumstances); or (iii) he voluntarily terminates his employment during a 30-day period following the first anniversary of a change in control under certain circumstances. Messrs. Atwood’s, Halkyard, and Brammell’s and Ms. Shanks’ severance agreements entitle each of them to Compensation Payments after a change in control if, within two years of the change in control, their employment is terminated involuntarily, or they resign with good reason, or if their employment is terminated without cause within six months before a change in control.

“Good Reason” is defined under the severance agreements as:

without the executive’s express written consent, the occurrence after Change in Control of the Company, of any of the following circumstances unless such circumstances occur by reason of your death, disability or the executive’s voluntary termination or voluntary retirement, or, in the case of paragraphs (i), (ii), (iii), (iv) or (v), such circumstances are fully corrected prior to the date of termination, respectively, given in respect thereof:

(i) The assignment to executive of any duties materially inconsistent with his or her status immediately prior to the Change in Control or a material adverse alteration in the nature or status of his or her responsibilities;

(ii) A reduction by the Company in executive’s annual base salary as in effect on the date hereof or as the same may have been increased from time to time;

(iii) The relocation of the Company’s executive offices where executive is located just prior to the Change in Control to a location more than fifty (50) miles from such offices, or the Company’s requiring executive to be based anywhere other than the location of such executive offices (except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations during the year prior to the Change in Control);

(iv) The failure by the Company to pay to executive any material portion of current compensation, except pursuant to a compensation deferral elected by executive required by agreement, or to pay any material portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;

(v) Except as permitted by any agreement, the failure by the Company to continue in effect any compensation plan in which executive is participating immediately prior to the Change in Control which is material to executive’s total compensation, including but not limited to, the Company’s annual bonus plan, the ESSP, or the Stock Option Plan or any substitute plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants at grade level;

(vi) The failure by the Company to continue to provide executive with benefits substantially similar to those enjoyed by executive under the Savings and Retirement Plan and the life insurance, medical, health and accident, and disability plans in which executive is participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive executive of any material fringe benefit enjoyed by executive at the time of Change in Control, except as permitted in any agreement;

(vii) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

(viii) Any purported termination of executive’s employment by the Company which is not effected pursuant to a notice of termination satisfying the requirements set forth in the severance agreement.

A change in control is defined in the Severance Agreements as the occurrence of any of the following:

1. any person becomes the beneficial owner of 25% or more of our then outstanding voting securities, regardless of comparative voting power of such securities;

2. within a two-year period, members of the Board of Directors at the beginning of such period and their approved successors no longer constitute a majority of the Board;

3. the closing of a merger or other reorganization where the voting securities of the Company prior to the merger or reorganization represent less than a majority of the voting securities after the merger or consolidation; or

4. stockholder approval of the liquidation or dissolution of the Company.

In addition to payments described above, under the severance agreements, NEOs receive accelerated vesting of certain stock options, or if the executive’s employment terminates subsequent to a change in control or within six months before the change in control under defined circumstances, accelerated vesting of all options (“Accelerated Payments”). Any unvested restricted stock and stock options granted prior to 2001 will vest automatically upon a change in control regardless of whether the executive is terminated, as will any stock options granted in 2001 or later which are not assumed by the acquiring company. All unvested stock options granted in 2001 and later, including those assumed by the acquiring company, will vest if the executive becomes eligible for a Compensation Payment. At the election of the Company, the Company may “cash out” all or part of the executive’s outstanding and unexercised options, with the cash payment based upon the higher of the closing price of the Company’s common stock on the date of termination and the highest per share price for Company common stock actually paid in connection with any change in control.

None of the executives is entitled to a Compensation Payment after a change in control if their termination is (i) by the Company for cause, or (ii) voluntary and not for good reason (as defined above) except as permitted for Mr. Loveman during a 30-day period following the first anniversary of the change in control.

For purposes of the severance agreements, “Cause” shall mean:

(i) willful failure to perform substantially duties or to follow a lawful reasonable directive from a supervisor or the Board, as applicable, (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered by a supervisor or the Board, as applicable, which specifically identifies the manner in which a supervisor or the Board, as applicable, believe that the executive has not substantially performed his or her duties or to follow a lawful reasonable directive and you are given a reasonable opportunity (not to exceed thirty (30 days) to cure any such failure to substantially perform, if curable;

(ii) (A) any willful act of fraud, or embezzlement or theft, in each case, in connection with the executive’s duties to the Company of in the course of employment with the Company or (B) admission in any court, or conviction of, a felony involving moral turpitude, fraud, or embezzlement, theft or misrepresentation, in each case against the Company;

(iii) being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nevada, New Jersey, New York and North Carolina;

(iv) (A) willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes Oxley Act of 2002 if applicable, provided that such violation or noncompliance resulted in material economic harm to the Company, or (B) a final judicial order of determination prohibiting the executive from service as an officer pursuant to the Securities Exchange Act of 1934 and the rules of the New York Stock Exchange.

If an executive officer becomes entitled to payments under a severance agreement (“Severance Payments”) which is subject to a federal excise tax imposed on the executive (the “Excise Tax”), the severance agreements require the Company to pay the executive an additional amount (the “Gross-Up Payment”) so that the net amount retained by the executive after deduction of any Excise Tax on the Severance Payments and all Excise Taxes and other taxes on the Gross-Up Payment, will equal the initial Severance Payments less normal taxes.

Each severance agreement has a term of one calendar year and is renewed automatically each year starting January 1 unless we give the executive six months notice of non-renewal. In cases where a potential change in control (as defined) has occurred or the non-renewal is done in contemplation of a potential change in control, we must give the executive one year’s notice. Each severance agreement provides that if a change in control occurs during the original or extended term of the agreement, then the agreement will automatically continue in effect for a period of 24 months beyond the month in which the change in control occurred.

Deferred Compensation Plans

The Company has one deferred compensation plan, the Executive Supplemental Savings Plan II (“ESSP II”), currently active, although there are five other plans with assets in them: Harrah’s Executive Deferred Compensation Plan (“EDCP”), the Harrah’s Executive Supplemental Savings Plan (“ESSP”), Harrah’s Deferred Compensation Plan, the Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan, and the Caesars World, Inc. Executive Security Plan.

Further deferrals into the EDCP were terminated in 2001 when the Human Resources Committee approved the ESSP, which permits certain key employees, including executive officers, to make deferrals of specified percentages of salary and bonus. No deferrals were allowed after December 2004 into ESSP, and the Company approved the ESSP II, which complies with the American Jobs Creation Act of 2004 and allowed deferrals starting in 2005. ESSP II, similar to ESSP, allows participants to choose from a selection of varied investment alternatives and the results of these investments will be reflected in their deferral accounts. To assure payment of these deferrals, a new escrow fund was established similar to the escrow fund for the EDCP. The new escrow fund is funded to match the various types of investments selected by participants for their deferrals.

ESSP and ESSP II do not provide a fixed interest rate, as the EDCP does, and therefore the market risk of plan investments is borne by participants rather than the Company. To encourage EDCP participants to transfer their account balances to the ESSP thereby reducing the Company’s market risk, the Company approved a program in 2001 that provided incentives to a limited number of participants to transfer their EDCP account balances to the ESSP. Under this program, a currently employed EDCP participant who was five or more years away from becoming vested in the EDCP retirement rate, including any executive officers who were in this group, received an enhancement in his or her account balance if the participant elected to transfer the account balance to the ESSP. The initial enhancement was the greater of (a) twice the difference between the participant’s termination account balance and retirement account balance, (b) 40% of the termination account balance, not to exceed $100,000, or (c) four times the termination account balance not to exceed $10,000. Upon achieving eligibility for the EDCP retirement rate (age 55 and 10 years of service), the participant electing this program will receive an additional enhancement equal to 50% of the initial enhancement. Messrs. Brammell, Loveman and Wilmott elected to participate in this enhancement program, and therefore no longer have accounts in the EDCP.

While further deferrals into the EDCP were terminated, and while most EDCP participants transferred their EDCP account balance to the ESSP, amounts deferred pursuant to the EDCP prior to its termination and not transferred to the ESSP remain subject to the terms and conditions of the EDCP and will continue to earn interest as described above.

REPORT OF THE HUMAN RESOURCES COMMITTEE

To the Board of Directors of Harrah’s Entertainment, Inc.:

Our role is to assist the Board of Directors in its oversight of the Company’s executive compensation, including approval and evaluation of director and officer compensation plans, programs and policies and administration of the Company’s bonus and other incentive compensation plans.

We have reviewed and discussed with management the Compensation Discussion and Analysis.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s proxy statement on Schedule 14A.

Frank J. Biondi, Jr., Chairman
Ralph Horn
R. Brad Martin
Robert G. Miller
Boake A. Sells

The above Report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Summary Compensation Table below sets forth certain compensation information concerning the Company’s Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer and our three additional most highly compensated executive officers during 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards and Stock Appreciation Rights ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Gary W. Loveman, Chairman, President and CEO	2006	2,000,000	—	937,504	7,673,070	2,490,000	—	1,139,271	14,239,845

Jonathan S. Halkyard, Senior Vice President, Chief Financial Officer and Treasurer (1)	2006	420,740	—	—	494,175	236,772	—	15,832	1,167,519

Charles L. Atwood, Vice Chairman and Former Chief Financial Officer	2006	1,122,885	—	393,970	2,617,175	1,164,993	2,322	164,783	5,466,128

Stephen H. Brammell, Senior Vice President and General Counsel	2006	486,923	—	184,856	622,716	282,902	—	92,267	1,669,664

Virginia E. Shanks, Senior Vice President, Brand Management	2006	384,538	—	258,262	573,299	191,500	—	52,261	1,459,860

Timothy J. Wilmott, Chief Operating Officer (2)	2006	1,228,615	—	369,712	3,812,289	1,271,337	—	217,567	6,899,520

(1)	Mr. Halkyard became our Chief Financial Officer on August 1, 2006.
(2)	Mr. Wilmott resigned from the Company on January 5, 2007.
(3)	The value of stock awards, option awards and stock appreciation rights was determined as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)). See Harrah's Entertainment, Inc., Annual Report on Form 10-K for the year ended December 31, 2006, Note 15 for details on assumptions used in the valuation.
(4)	Non-Equity Incentive Plan Compensation amounts for 2006 were determined in February 2007 by the HRC pursuant to the Annual Management Bonus Plan (the “plan”). The plan provides the opportunity for the Company’s senior executives and other participants to earn an annual bonus payment based on meeting corporate financial and non-financial goals, which are established each plan year by the HRC For the 2006 plan year, the plan’s goal consisted of a combination of earnings per share, income from operations, return on invested capital, and customer satisfaction improvement. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Management Bonus Plan” for more details on the plan.
(5)	Includes Mr. Atwood’s above market earnings on the balance he maintains in the EDCP. Mr. Atwood has attained the specified age and service requirements such that he earns the retirement rate of interest on his EDCP balance. In October 1995, the HRC approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post 1995 deferrals continue to be approved each year by the Committee. The retirement rate on post 1995 deferrals during 2006 was the EDCP’s minimum retirement rate which was 9.06%, and the retirement rate during 2007 for post 1995 deferrals has been approved once again at the EDCP’s minimum retirement rate.
(6)	All Other Compensation includes the amounts in the following table:

Name	Year	Executive Security ($)	Allocated amount for aircraft usage ($)	Allocated amount for company lodging and the associated taxes ($)	Matching contributions to the ESSP II ($)	Dividends paid on unvested stock awards ($)
Gary W. Loveman	2006	276,720	435,786	141,665	—	123,958
Charles L. Atwood	2006	—	—	—	28,119	91,500
Stephen H. Brammell	2006	—	—	—	—	63,719
Virginia E. Shanks	2006	—	—	—	—	27,450
Timothy J. Wilmott	2006	—	43,279	—	31,812	122,000

All other compensation is detailed in the above table only to the extent that the amount of any individual perquisite item exceeds the greater of $25,000 or 10% of the executive’s total perquisites.

Mr. Loveman is required to have executive security protection which is provided at the Company’s cost; See “Compensation Discussion & Analysis—Personal Benefits and Perquisites” for additional information.

The amount allocated to Mr. Loveman and Mr. Wilmott for personal and commuting aircraft usage is calculated based on the incremental cost to us of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other miscellaneous variable costs. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase costs of the Company-owned aircraft, and the cost of maintenance not specifically related to trips. For security reasons, Mr. Loveman is required to use Company aircraft for personal and commuter travel.

The amount allocated to Mr. Loveman for company lodging while in Las Vegas and the associated taxes is based on his taxable earnings for such lodging.

The Company does not provide a fixed benefit pension plan for its executives but maintains a deferred compensation plan, the Executive Supplemental Savings Plan II (“ESSP II”), under which the executives may defer a portion of their compensation. The ESSP II is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives.

The executives received quarterly dividends during 2006 on their unvested restricted stock awards on the same basis as all stockholders of the Company and as all other employees holding unvested restricted stock awards.

Discussion of Summary Compensation Table

Each of our named executive officers have entered into employment and severance agreements with the Company that relate to the benefits that the named executive officers receive upon termination. See “Compensation Discussion & Analysis—Elements of Post Employment Compensation and Benefits—Employment Arrangements” for additional information.

The following table gives information regarding grants of stock appreciation rights (“SARs”) made during 2006 to our executive officers named in the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options/ SARs (#)(2)	Exercise or Base Price of Option/SARs Awards ($/Sh)	Closing Market Price on Grant Date ($/Sh)(3)	Grant date fair value of stock and option/ SARs awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary W. Loveman	n/a	2,400,000	3,000,000	5,000,000	—	—	—	—	—	—	—	—
	7/19/06	—	—	—	—	—	—	—	350,000	64.97	66.74	6,984,285
Jonathan S. Halkyard	n/a	228,213	285,267	713,166	—	—	—	—	—	—	—	—
	7/19/06	—	—	—	—	—	—	—	24,606	64.97	66.74	491,015
Charles L. Atwood	n/a	1,122,885	1,403,606	3,509,016	—	—	—	—	—	—	—	—
	7/19/06	—	—	—	—	—	—	—	173,157	64.97	66.74	3,455,365
Stephen H. Brammell	n/a	272,677	340,846	852,115	—	—	—	—	—	—	—	—
	7/19/06	—	—	—	—	—	—	—	34,631	64.97	66.74	691,065
Virginia E. Shanks	n/a	184,578	230,723	576,807	—	—	—	—	—	—	—	—
	7/19/06	—	—	—	—	—	—	—	27,359	64.97	66.74	545,952
Timothy J. Wilmott	n/a	1,225,385	1,531,731	3,829,328	—	—	—	—	—	—	—	—
	7/19/06	—	—	—	—	—	—	—	184,701	64.97	66.74	3,685,727

(1)	Represents potential threshold, target and maximum incentive compensation for 2006. Amounts actually paid for 2006 are described in the “Non Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(2)	Other than Mr. Loveman, employees vest 1/3 in the right to exercise these SARs on each June 30 for three years beginning in 2007. Mr. Loveman’s SARs vest in 1/5 increments on each June 30 for 5 years beginning in 2007. SARs are subject to certain conditions, including compliance with terms and conditions of the SARs as approved by the Human Resources Committee. Generally, SARs are nontransferable except by will or the laws of descent and distribution.
(3)	Equity awards grants made under the Harrah’s 2004 Equity Incentive Award Plan prescribe that the grant price be determined as the average of the high and low price of the stock on the date immediately preceding the grant date.
(4)	The value of stock awards, option awards and stock appreciation rights was determined as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)). See Harrah’s Entertainment, Inc., Annual Report on Form 10-K for the year ended December 31, 2006, Note 15 for details on assumptions used in the valuation of the awards.

Discussion of Grants of Plan Based Awards Table

The Harrah’s Entertainment, Inc. Amended and Restated 2004 Equity Incentive Award Plan (“2004 EIAP”) promotes the success and enhances the value of the Company by linking the personal interests of the members of the Board, employees, and senior executives to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders.

Each executive officer is normally granted an equity award that will give such officer an estimated dollar value of stock compensation targeted to equal a percentage of salary. This percentage increases commensurate with the grade level of the officer and is determined by an assessment of competitive stock awards. The Human Resource Committee determines awards that it believes will be suitable for providing an adequate incentive for both performance and retention purposes. The dollar value of the award is determined by applying conventional methods for valuing equity awards. For a more detailed discussion of how equity grants are determined, see “Compensation Discussion & Analysis—Elements of Compensation—Equity Awards.”

In July 2006, equity awards in the form of stock appreciation rights were granted to the executive officers under the terms of the 2004 EIAP. The number of rights that were awarded to each executive is detailed in the above table. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The 2004 EIAP prescribes the formula for determining grant price for any shares awarded under the EIAP to be the average of the high and low price of the Company’s stock on the date immediately preceding the grant date. For the grants made on July 19, 2006 to the named executive officers, this formula resulted in a grant price of $64.97 per share. Other than Mr. Loveman, the stock appreciation rights awarded to the executives in July, 2006 will vest in 1/3 increments beginning June 30, 2007 and have a term of seven years. Mr. Loveman’s SARs will vest in 1/5 increments beginning June 30, 2007 and have a term of seven years. Dividends are not paid on stock appreciation rights.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Options/SARs Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)	Options/SARs Exercise Price ($)	Options/SARs Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary W. Loveman	350,000	—	—	28.8125	11/15/2010	—	—	—	—
	136,600	—	—	25.6250	1/2/2011	—	—	—	—
	85,000	—	—	47.0250	6/19/2009	—	—	—	—
	85,347	256,042	—	46.1350	9/5/2009	—	—	—	—
	130,000	—	—	43.4950	6/18/2010	—	—	—	—
	166,667	83,333	—	52.5850	6/16/2011	—	—	—	—
	200,000	800,000	—	73.9500	6/17/2012	—	—	—	—
	—	350,000	—	64.9700	7/19/2013	—	—	—	—
	—	—	—	—	—	81,284	6,723,812	—	—

Jonathan S. Halkyard	3,458	—	—	47.0250	6/19/2009	—	—	—	—
	11,387	—	—	43.4950	6/18/2010	—	—	—	—
	50,000	—	—	43.4350	11/11/2010	—	—	—	—
	16,667	8,333	—	52.5850	6/16/2011	—	—	—	—
	13,334	26,666	—	73.9500	6/17/2012	—	—	—	—
	—	24,606	—	64.9700	7/19/2013	—	—	—	—

Charles L. Atwood	25,000	—	—	43.4950	6/18/2010	—	—	—	—
	41,000	41,000	—	52.5850	6/16/2011	—	—	—	—
	66,667	133,333	—	73.9500	6/17/2012	—	—	—	—
	—	173,157	—	64.9700	7/19/2013	—	—	—	—
	—	—	—	—	—	24,000	1,985,280	—	—
	—	—	—	—	—	16,000	1,323,520	—	—
	—	—	—	—	—	20,000	1,654,400	—	—

Stephen H. Brammell	36,998	—	—	28.8125	11/15/2010	—	—	—	—
	50,000	—	—	47.0250	6/19/2009	—	—	—	—
	28,467	—	—	43.4950	6/18/2010	—	—	—	—
	20,000	10,000	—	52.5850	6/16/2011	—	—	—	—
	16,667	33,333	—	73.9500	6/17/2012	—	—	—	—
		34,631	—	64.9700	7/19/2013	—	—	—	—
	—	—	—	—	—	40,000	3,308,800	—	—

Virginia E. Shanks	—	6,333	—	52.5850	6/16/2011	—	—	—	—
	13,334	26,666	—	73.9500	6/17/2012	—	—	—	—
	—	50,000	—	63.9600	11/9/2012	—	—	—	—
	—	27,359	—	64.9700	7/19/2013	—	—	—	—
	—	—	—	—	—	18,000	1,488,960	—	—

Timothy J. Wilmott	64,969	—	—	47.0250	6/19/2009	—	—	—	—
	51,208	153,626	—	46.1350	9/5/2009	—	—	—	—
	97,500	—	—	43.4950	6/18/2010	—	—	—	—
	116,667	58,333	—	52.5850	6/16/2011	—	—	—	—
	66,667	133,333	—	73.9500	6/17/2012	—	—	—	—
	—	184,701	—	64.9700	7/19/2013	—	—	—	—
	—	—	—	—	—	80,000	6,617,600	—	—

(1)	Except for certain grants made to Mr. Loveman, annual option and SARs awards granted to employees vest in 1/3 increments over a two and one half to three year period. Other award grants vest as determined by the Human Resource Committee.
(2)	The options and SARs granted to the executives after February 2002 expire seven years from the original date of grant. Options granted prior to February 2002 expire ten years from the date of grant.
(3)	The unvested stock awards granted to the executives vested on January 1, 2007, with the exception of 54,189 awards granted to Mr. Loveman which will vest on January 1, 2008.
(4)	The market value of the awards is $82.72 per share, the closing price of our stock at December 29, 2006, the last day of trading of the calendar year.

The following table gives certain information concerning stock option exercises during 2006 by our executive officers named in the Summary Compensation Table. It also gives information concerning option values.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary W. Loveman (1)	—	—	27,094	1,931,531
Jonathan S. Halkyard (2)	3,300	114,629	—	—
Charles L. Atwood	—	—	—	—
Stephen H. Brammell	—	—	—	—
Virginia E. Shanks (3)	6,958	219,212	—	—
	12,667	385,267	—	—
Timothy J. Wilmott (4)	21,510	1,122,788	—	—

(1)	Vested on January 1, 2006 at $71.29 per share
(2)	Exercised on May 9, 2006 at $81.76 per share
(3)	Exercised 6,958 options on January 27, 2006 at $75.00 per share; Exercised 12,667 options on May 10, 2006 at $83.00 per share
(4)	Exercised on May 1, 2006 at $81.01 per share

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2006 ($)(1)	Registrant Contributions in 2006 ($)(1)	Aggregate Earnings in 2006 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance in 2006 ($)(3)
Gary W. Loveman	2,810,000	53,700	995,400	—	9,750,553
Jonathan S. Halkyard	68,750	—	41,976	—	346,140
Charles L. Atwood	258,263	28,119	179,926	—	1,759,719
Stephen H. Brammell	24,346	8,325	112,668	—	820,580
Virginia E. Shanks	188,908	5,463	112,604	—	933,343
Timothy J. Wilmott	245,723	31,812	240,747	—	2,357,124

(1)	Contributions for 2006 made by the executives and the Company are included in the amounts disclosed in the Summary Compensation Table.
(2)	Earnings for 2006 are excluded from the Summary Compensation Table, other than for Mr. Atwood in the amount of $2,322 for his above market earnings in the Executive Deferred Compensation Plan. See Discussion of Nonqualified Deferred Compensation Table for additional information. All other earnings were at market rates from deferred compensation investments directed by the executives.
(3)	Contributions made by the named executive officers and the Company were disclosed in the Summary Compensation Table in current and prior years’ proxy statements. Earnings of the named executive officers were disclosed in the Summary Compensation Table in current and prior years’ proxy statements only to the extent that the earnings were derived from above market returns funded by the Company.

Discussion of Nonqualified Deferred Compensation Table

The Company does not provide a fixed benefit pension plan for its executives but maintains deferred compensation plans (collectively, “DCP”) and an Executive Supplemental Savings Plan II (“ESSP II”). For 2006,

certain key employees, including executive officers, could defer a portion of their salary and bonus into the ESSP II. The ESSP II is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives. All the named executives were participants in the ESSP II during 2006. The contributions of the executives and the Company into the ESSP II during 2006 are reflected in the above table. The earnings of the executives in 2006 on current and prior year deferrals are also reflected in the above table.

The ESSP II replaced our Executive Supplemental Savings Plan (“ESSP”) for future deferrals beginning on January 1, 2005. No deferrals were allowed after December 2004 into ESSP, and the Company approved the ESSP II, which complies with the American Jobs Creation Act of 2004 and allowed deferrals starting in 2005. All the named executives maintain a balance in the ESSP and their earnings for 2006 are included in the above table.

Mr. Atwood also maintains a balance in the Executive Deferred Compensation Plan (“EDCP”). Under the EDCP, the executive earns the retirement rate under the EDCP if he attains specified age and service requirements and if his employment is terminated without cause or if we elect not to renew the agreement when it expires. The executive receives service credit under the EDCP for any salary continuation and noncompete period. Mr. Atwood has attained the specified age and service requirements under the EDCP. Further deferrals into the EDCP were terminated in 2001. The Human Resources Committee approves the ESSP rate (which cannot be lower than a specified formula rate) annually. In October 1995, the Human Resources Committee approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the Committee. The retirement rate on post-1995 deferrals during 2006 was the Plan’s minimum retirement rate which was 9.06%, and the retirement rate during 2007 for post-1995 deferrals has been approved once again at the Plan’s minimum retirement rate. Mr. Atwood’s earnings in 2006 under the EDCP are included in the above table.

The table below shows the investment funds available under the ESSP and the ESSP II and the annual rate of return for each fund for the year ended December 31, 2006:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
500 Index Trust B	15.56%	Mid Cap Stock Trust	13.66%
Lifecycle	14.83%	Mid Value Trust	20.34%
Equity	26.78%	Moderate Lifecycle	8.99%
Conservative Lifecycle	5.88%	Money Market Trust B	4.70%
Diversified Research	9.99%	Small Cap Growth Trust	13.47%
Equity-Income Trust	19.05%	Small Cap Value Trust	19.32%
Growth Lifecycle	12.16%	Turner Core Growth	8.52%
Managed Bond	4.86%

Potential Payments Upon Termination or Change of Control

We have entered into employment and severance agreements with the named executive officers that require us to make payments and provide various benefits to the executives in the event of the executive’s termination or a change of control in the Company. The terms of the agreements and the estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed below.

Gary W. Loveman. Pursuant to Mr. Loveman’s employment agreement, if the Company terminates the agreement without cause, or if Mr. Loveman resigns for good reason (as defined above):

•	Mr. Loveman’s salary and right to participate in Company benefit plans (other than bonus and long-term incentive plans) will continue for a period of two years beginning on the date of termination;

•

His stock options and restricted stock will continue to vest during this two-year period (including 100% vesting upon a change in control), with any unvested options that do not vest before the expiration of the two-year period to be forfeited, except those provided pursuant to the Promotional Award;

•	The Promotional Award will continue to vest according to its regular vesting schedule; and

•	He will receive any bonus accrued for the prior year and pro-rata for the current year up to the date of termination.

If the Company terminates the agreement for cause, Mr. Loveman’s unvested stock options and any shares of unvested restricted stock will be cancelled and his salary will end as of the termination date.

After his employment with the Company terminates for any reason, Mr. Loveman will be entitled to participate in the Company’s group health insurance plans applicable to corporate executives, including family coverage, for his lifetime. The Company will pay 80% of the premium on an after-tax basis for this coverage, and Mr. Loveman will incur imputed taxable income equal to the amount of the Company’s payment. When Mr. Loveman becomes eligible for Medicare coverage, the Company’s group health insurance plan will become secondary, and Mr. Loveman will be eligible for the same group health benefits as normally provided to our other retired management directors. He will incur imputed taxable income equal to the premium cost of this benefit.

Pursuant to Mr. Loveman’s severance agreement, if a change in control were to occur during the term of Mr. Loveman’s employment agreement, and his employment was terminated involuntarily or he resigned for good reason (as defined above) within two years after the change in control, or if his employment was involuntarily terminated within six months before the change in control under defined circumstances, Mr. Loveman would be entitled to receive the severance benefits under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement. This benefit would also apply if a change in control were to occur under certain circumstances and Mr. Loveman voluntarily terminated his employment during a 30-day period following the first anniversary of the change in control.

Mr. Loveman’s severance benefits provide for the following:

•

Mr. Loveman will receive a compensation payment (the “Compensation Payment”) of three times his “annual compensation” (which includes salary and bonus amounts but excludes restricted stock vestings and compensation or dividends related to restricted stock, stock options or stock appreciation rights)

•	He will receive any bonus accrued for the prior year and a pro-rata bonus for the current year up to the date of termination.

•

He will receive an additional payment (the Gross-Up Payment”) so that the net amount retained on the payments made under the Severance Agreement (“Severance Payments”) which are subject to a federal excise tax imposed on the executive (the “Excise Tax”) will equal the initial Severance Payments less normal taxes.

•	He will receive life and accident insurance benefits for twenty four months substantially similar to those which the executive was receiving immediately prior to termination.

•	He will receive reasonable legal fees and expenses incurred by the executive as a result of termination

Pursuant to the terms of our equity plans, if the equity awards were not assumed, all unvested restricted stock, stock options and stock appreciation rights would accelerate and become fully vested.

In exchange for the payments and benefits provided to the executive upon termination, the executive has agreed not to compete with the Company for a period of two years after termination of his active full time employment (which for this purpose does not include the salary continuation period).

The executive has also agreed not to disclose any confidential or proprietary information relating to the Company to third parties.

Assuming Mr. Loveman’s employment was terminated on December 31, 2006, and the market value of his unvested equity awards was $82.72, which was the market price of our stock on December 29, 2006, (the last day of trading of 2006), Mr. Loveman would be eligible for the following payments and benefits:

Gary W. Loveman	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	4,000,000	—	14,876,516	4,000,000	—
Short Term Incentive	—	—	2,490,000	—	3,000,000	2,490,000	2,490,000
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	6,723,812	—	6,723,812	6,723,812	3,361,906
Unvested and Accelerated Stock Options and SARs	—	—	17,871,537	—	25,107,037	25,107,037	20,423,389
Benefits and Perquisites:
Post-retirement Health Care (2)	222,266	222,266	222,266	222,266	222,266	222,266	—
Life & Accident Insurance and Benefits (3)	—	—	21,992	—	21,992	—	6,000,000
Disability Insurance and Benefits (4)	—	—	114,876	—	114,876	30,000 per mo. & 5,000,000	—
Accrued Vacation Pay	—	—	—	—	—	—	—
Financial Planning	—	—	25,000	—	25,000	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	7,153,441	—	—

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated present value of the cost of coverage for disability insurance and the amount of proceeds payable to the executive in the event of the executive’s disability.

Other NEOs. Messrs Atwood, Brammell, Halkyard and Wilmott and Ms. Shanks all have employment agreements that state the Company can terminate the employment agreement with or without cause at any time.

If the Company terminates the agreement without cause (as defined above):

•

the executive’s salary and right to participate in Company benefit plans (other than bonus and long-term incentive plans) will continue for a period of eighteen months beginning on the date of termination;

•

the executive’s stock options and restricted stock will continue to vest during this eighteen month period (including 100% vesting upon a change in control), with any unvested options that do not vest before the expiration of the eighteen month period to be forfeited; and

•	the executive will receive any bonus accrued for the prior year and a pro-rata bonus for the current year up to the date of termination.

If the Company terminates the agreement for cause, the executive’s unvested stock options and any shares of unvested restricted stock will be cancelled and his salary will end as of the termination date.

After his employment with the Company terminates for any reason other than by the Company for cause and if the executive has met minimum age and service requirements, the executive will be entitled to participate in the Company’s group health insurance plans applicable to corporate executives, including family coverage, for his lifetime. The Company will pay 80% of the premium on an after-tax basis for this coverage, and the executive will incur imputed taxable income equal to the amount of the Company’s payment. When the executive becomes eligible for Medicare coverage, the Company’s group health insurance plan will become secondary and he will incur imputed taxable income equal to the premium cost of this benefit.

Pursuant to Messrs Atwood’s, Brammell’s, Halkyard’s and Wilmott’s and Ms. Shanks’ severance agreement, if a change in control were to occur during the term of the executive’s employment agreement, and his or her employment was terminated involuntarily or he or she resigned for good reason (as defined above) within two years after the change in control, or if his employment was involuntarily terminated within six months before the change in control under defined circumstances, the executive would be entitled to receive the severance benefits under his or her severance agreement (if then in force) in lieu of the salary and rights under his employment agreement.

The executive’s severance benefits provide for the following:

•

a compensation payment (the “Compensation Payment”) of three times “annual compensation” (which includes salary and bonus amounts but excludes restricted stock vestings and compensation or dividends related to restricted stock, stock options or stock appreciation rights)

•	any bonus accrued for the prior year and pro-rata for the current year up to the date of termination.

•

an additional payment (the Gross-Up Payment”) so that the net amount retained on the payments made under the Severance Agreement (“Severance Payments”) which are subject to a federal excise tax imposed on the executive (the “Excise Tax”) will equal the initial Severance Payments less normal taxes.

•	life, accident and health insurance benefits for twenty four months substantially similar to those which the executive was receiving immediately prior to termination.

•	reasonable legal fees and expenses incurred by the executive as a result of termination.

Pursuant to the terms of certain of our equity plans, if the equity awards were not assumed, all unvested restricted stock, stock options and stock appreciation rights would accelerate and become fully vested.

In exchange for the payments and benefits provided to the executive upon termination, the executive has agreed not to compete with the Company for a period of two years after termination of his active full time employment (which for this purpose does not include the salary continuation period).

The executive has also agreed not to disclose any confidential or proprietary information relating to the Company to third parties.

Assuming the employment of Messrs. Atwood, Brammell, Halkyard and Wilmott and Ms. Shanks was terminated on December 31, 2006, and the market value of the executive’s unvested equity awards was $82.72, which was the market price of our stock on December 29, 2006, (the last day of trading of 2006), the executive would be eligible for the following payments and benefits:

Jonathan S. Halkyard	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	787,500	—	2,079,911	787,500	—
Short Term Incentive	—	—	236,772	—	285,267	236,772	236,772
Long Term Incentives:
Unvested and Accelerated Restricted Stock
Unvested and Accelerated Stock Options and SARs	—	—	776,146	—	921,732	848,939	460,866
Benefits and Perquisites:
Post-retirement Health Care (2)	—	—	—	—	17,548	162,180	—
Life & Accident Insurance and Benefits (3)	—	—	—	—	3,918	—	1,103,000
Disability Insurance and Benefits (4)	—	—	—	—	5,517	22,500 per mo.	—
Accrued Vacation Pay	10,514	10,514	10,514	10,514	10,514	10,514	10,514
Financial Planning	—	—	7,500	—	7,500	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	944,779	—	—

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated present value of the cost of coverage for disability insurance and the amount of proceeds payable to the executive in the event of the executive’s disability.

Charles L. Atwood	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	1,950,000	—	7,239,292	1,950,000	—
Short Term Incentive	—	—	1,164,993	—	1,403,606	1,164,993	1,164,993
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	4,963,200	—	4,963,200	4,963,200	2,481,600
Unvested and Accelerated Stock Options and SARs	—	—	4,453,889	—	5,478,402	4,966,146	2,739,201
Benefits and Perquisites:
Post-retirement Health Care (2)	164,548	164,548	164,548	—	164,548	164,548	—
Life & Accident Insurance and Benefits (3)	—	—	—	—	11,189	—	3,150,000
Disability Insurance and Benefits (4)	—	—	—	—	8,362	30,000 per mo.	—
Accrued Vacation Pay	48,128	48,128	48,128	48,128	48,128	48,128	48,128
Financial Planning	—	—	15,000	—	15,000	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	—	—	—

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated present value of the cost of coverage for disability insurance and the amount of proceeds payable to the executive in the event of the executive’s disability.

Stephen H. Brammell	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	750,000	—	2,550,964	750,000	—
Short Term Incentive	—	—	282,902	—	340,846	282,902	282,902
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	5,790,400	—	5,790,400	5,790,400	4,136,000
Unvested and Accelerated Stock Options and SARs	—	—	1,003,475	—	1,208,381	1,105,928	604,191
Benefits and Perquisites:
Post-retirement Health Care (2)	—	—	—	—	17,761	219,825	—
Life & Accident Insurance and Benefits (3)	—	—	—	—	5,328	—	1,500,000
Disability Insurance and Benefits (4)	—	—	—	—	7,313	28,750 per mo.	—
Accrued Vacation Pay	44,602	44,602	44,602	44,602	44,602	44,602	44,602
Financial Planning	—	—	7,500	—	7,500	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	—	—	—

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated present value of the cost of coverage for disability insurance and the amount of proceeds payable to the executive in the event of the executive’s disability.

Virginia E. Shanks	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	592,500	—	1,779,514	592,500	—
Short Term Incentive	—	—	191,500	—	230,723	191,500	191,500
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	1,488,960	—	1,488,960	1,488,960	744,480
Unvested and Accelerated Stock Options and SARs	—	—	982,948	—	1,848,328	1,415,638	924,164
Benefits and Perquisites:
Post-retirement Health Care (2)	—	—	—	—	9,698	213,271	—
Life & Accident Insurance and Benefits (3)	—	—	—	—	4,209	—	1,185,000
Disability Insurance and Benefits (4)	—	—	—	—	6,255	23,750 per mo.	—
Accrued Vacation Pay	37,128	37,128	37,128	37,128	37,128	37,128	37,128
Financial Planning	—	—	7,500	—	7,500	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	827,422	—	—

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated present value of the cost of coverage for disability insurance and the amount of proceeds payable to the executive in the event of the executive’s disability.

Timothy J. Wilmott(1)	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Base Salary	—	—	1,890,000	—	7,752,933	1,890,000	—
Short Term Incentive	—	—	1,271,337	—	1,531,731	1,271,337	1,271,337
Long Term Incentives:
Unvested and Accelerated Restricted Stock	—	—	6,617,600	—	6,617,600	6,617,600	3,308,800
Unvested and Accelerated Stock Options and SARs	—	—	10,733,231	—	11,826,045	11,279,638	5,913,023
Benefits and Perquisites:
Post-retirement Health Care (3)	—	—	—	—	14,141	238,323	238,323
Life & Accident Insurance and Benefits (4)	—	—	—	—	12,787	—	3,600,000
Disability Insurance and Benefits (5)	—	—	—	—	7,024	30,000 per mo.	—
Accrued Vacation Pay	98,833	98,833	98,833	98,833	98,833	98,833	98,833
Financial Planning	—	—	15,000	—	15,000	—	—
Gross-Up Payment for Excise Taxes	—	—	—	—	—	—	—

(1)	Mr. Wilmott’s severance agreement terminated on January 5, 2007, the date he resigned from the Company.
(2)	Base salary payments will be offset by disability payments.
(3)	Reflects the estimated present value of all future premiums under the Company’s health plans.
(4)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(5)	Reflects the estimated present value of the cost of coverage for disability insurance and the amount of proceeds payable to the executive in the event of the executive’s disability.

Equity Compensation Plan Information

The table below sets forth information regarding our equity compensation plans as of the record date, February 28, 2007.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders (2)	12,990,814	$58.16	8,598,903
Equity compensation plans not approved by stockholders (3)	57,421	57.16	8,784
Total	13,048,235	58.16	8,607,687

(1)	The weighted average remaining contract life for the options, warrants and rights set forth in this column is 4.7 years.
(2)	Includes the Company’s Amended and Restated 2004 Equity Incentive Award Plan, 2001 Executive Stock Incentive Plan, 1996 Non-Management Directors Stock Incentive Plan, 1990 Restricted Stock Plan, 1990 Stock Option Plan, Park Place Entertainment Corporation 1998 Stock Incentive Plan, and the Caesars Entertainment, Inc. 2004 Long-Term Incentive Plan.
(3)	Includes the Harrah’s Entertainment, Inc. 2001 Broad-Based Stock Incentive Plan. The 2001 Broad-Based Stock Incentive Plan was not required to be approved by stockholders pursuant to rules of the New York Stock Exchange in existence at that time.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Mr. Bollenbach is Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation. We own a 50% interest in Windsor Casino Limited, which operates Casino Windsor in Ontario, Canada. A subsidiary of Hilton Hotels owns the other 50% of Windsor Casino Limited. In addition, we paid Hilton Hotels approximately $435,000 during 2006 related to the use of the “Hilton” name at the Reno Hilton property before the sale of that property in May 2006.

Other than as noted above, there were no reportable relationships or transactions for 2006.

Our board of directors has approved related party transaction policy and procedures which gives our Audit Committee the power to approve or disapprove potential related party transactions of our directors and executive officers, their immediate family members and entities where they hold a 5% or greater beneficial ownership interest. The Audit Committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the person’s interest in the transaction.

The policy has pre-approved the following related party transactions:

•	Compensation to an executive officer or director that is reported in the company’s public filings and has been approved by the Human Resources Committee or our board of directors;

•

Transactions where the interest arises only from (a) the person’s position as a director on the related party’s board; (b) direct or indirect ownership of less than 5% of the related party or (c) the person’s position as a partner with the related party with less than 5% interest and not the general partner of the partnership; and

•	Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

The Chair of our Audit Committee has been delegated authority to approve or ratify any related party transaction in which the aggregate amount involved is less than $50,000.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, the members of the Human Resources Committee were Messrs. Biondi, Horn, Miller and Sells. W. Barron Hilton was also a member of the Human Resources Committee until his retirement from the Board of Directors on April 25, 2006. None of these individuals are current or former officers or employees of the Company or any of our subsidiaries. During 2006, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Human Resources Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to our officers and directors were met.

OTHER INFORMATION

Certain Stockholders

The table below sets forth, to the best of our knowledge, information regarding the beneficial owners of more than 5% of the Company’s common stock as of December 31, 2006. The sources of this information are Schedules 13G/A filed by the listed beneficial owners with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Janus Capital Management, LLC	14,118,583	(a)	7.6%
151 Detroit Street
Denver, Colorado 80206

Private Capital Management, L.P.	10,861,486	(b)	5.8%
8889 Pelican Bay
Naples, FL 34108

Capital Research and Management Company	9,358,440	(c)	5.0%
333 South Hope Street
Los Angeles, CA 90071

(a)	Janus Capital Management, LLC has reported sole voting and dispositive power as to 13,863,853 shares and shared voting and dispositive power as to 254,730 shares. The source of this information is a Schedule 13G/A filed by Janus Capital Management, LLC with the Securities and Exchange Commission dated February 14, 2007.
(b)	Private Capital Management, L.P., a subsidiary of Legg Mason, Inc., has reported shared voting and dispositive power as to 10,623,094 shares and sole voting and dispositive power as to 238,392 shares. The source of this information is a Schedule 13G/A filed by Private Capital Management with the Securities and Exchange Commission dated February 14, 2007.
(c)	Capital Research and Management Company has reported sole voting power as to 3,824,700 shares and sole dispositive power as to 9,358,440 shares. The Growth Fund of America, Inc., an investment company advised by Capital Research and Management Company, has reported sole voting power of 4,697,036 shares. The source of this information is a Schedule 13G/A filed by Capital Research and Management Company with the Securities and Exchange Commission dated February 7, 2007.

Cost of Solicitation

The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, some of our directors, officers or employees, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. We have retained D.F. King & Co. to assist in the solicitation of proxies with respect to our common stock held of record by brokers, nominees and institutions. The estimated cost of the services of D.F. King & Co. is $9,000, plus expenses.

Stockholder Proposals for 2008 Annual Meeting

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2008 Annual Meeting, it must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Harrah’s Entertainment, Inc., One Harrah’s Court, Las Vegas, Nevada 89119, and must be received no later than November 22, 2007. In addition, our bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting. Pursuant to our bylaws (but not as required by SEC Rule 14a-8 for inclusion in our proxy materials), in order for business to be properly brought before an annual meeting by a stockholder, including the nomination of a director, the stockholder’s written notice of the matter must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of our 2008 Annual Meeting is more than 30 before or more than 70 days after the anniversary date, the stockholder’s notice must be received by the close of business on a date that is not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which the public announcement of the date of such meeting is first made by the Company. For our 2008 Annual Meeting, the date of which has not been definitively set, such notice must be received not earlier than December 28, 2007, and not later than January 28, 2008. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as required by our bylaws and must otherwise comply with all applicable law. A copy of our bylaws is available to a stockholder by sending a written request to our Corporate Secretary. A proposal that meets all the requirements of our bylaws and applicable law but not the requirements of SEC Rule 14a-8 may be presented at the meeting but will not be included in the proxy statement for the 2008 Annual Meeting. Any matter that does not meet the requirements for submitting a proposal or nominee will not be eligible for presentation at the meeting and the chairman may refuse to acknowledge the introduction of any such proposal or nominee. The Company will have discretionary authority to vote shares under proxies we solicit concerning matters which we did not have notice by a certain date, and, to the extent permitted by law, on any other business that may properly come before the 2008 Annual Meeting and any adjournments.

Due to the pending acquisition of the Company by affiliates of Texas Pacific Group and Apollo Management, it is not currently anticipated that the Company will hold a 2008 Annual Meeting.

By Direction of the Board of Directors

Michael D. Cohen
Las Vegas, Nevada	Corporate Secretary
March 13, 2007

ANNEX A

HARRAH’S ENTERTAINMENT, INC.

BOARD OF DIRECTORS

CATEGORICAL STANDARDS FOR INDEPENDENCE

The following categorical standards are used in determining whether a relationship is material and, thus, would disqualify a director from being independent:

In any of the past three fiscal years, the director was an employee of the Company or any of its subsidiaries, or an immediate family member of the director was an executive officer of the Company or any of its subsidiaries;

In any of the past three fiscal years, the director (or an immediate family member of the director) received more than $100,000 in a single year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

In any of the past three fiscal years, the director was affiliated with or employed by a present or former internal or external auditor of the Company or an immediate family member of the director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company;

In any of the past three fiscal years, the director (or an immediate family member of the director) was employed as an executive officer of another company where any of the Company’s executives served on that company’s compensation committee;

The director (or an immediate family member) was an executive officer or employee of another company that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which in any of the past three fiscal years exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues, or in the past or current fiscal year exceeded two percent (2%) of the Company’s consolidated gross revenues for such fiscal year;

The director (or an immediate family member of the director) was an affiliate of a company that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount in the past or current fiscal year that exceeded two percent (2%) of either the Company’s or such other company’s consolidated gross revenues for its last full fiscal year;

The director (or an immediate family member of the director) is an affiliate or executive officer of another company to which the Company was indebted during the past or current fiscal year (other than as a non-agent participant of a syndicate of commercial lending institutions) and the total amount of indebtedness exceeds two percent (2%) of the total consolidated assets of the Company at the end of such fiscal year;

The director (or an immediate family member of the director) is an officer, director or trustee of a charitable organization where the Company’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization, in the last or current fiscal year exceeds the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues;

The director (or an immediate family member of the director) is a member of, or of counsel to, a law firm that provides legal services to the Company on a regular basis; or

The director is in a position of any substantially similar relationship to those listed above of which the Board is aware.

For purposes of the foregoing, “affiliate” includes any person beneficially owning directly or indirectly in excess of 10% of the voting power of, or who is a general partner or a managing member of, such entity.

A-1

Harrah’s Entertainment, Inc.

Annual Meeting of Stockholders

April 26, 2007 at 11:00 a.m.

Tiberius Ballroom

Caesars Palace

3570 Las Vegas Boulevard South

Las Vegas, Nevada

A limited number of rooms have been reserved at Caesars Palace for our stockholders attending the 2007 Annual Meeting.

These rooms may be reserved through

April 11, subject to availability.

For reservations call (702) 731-7152 and refer to Group Code ACSTCK7.

If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement for the 2007 Annual Meeting and 2006 Annual Report on Form 10-K electronically at our web site, http://investor.harrahs.com

HARRAH’S ENTERTAINMENT, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD APRIL 26, 2007

The undersigned hereby appoints Gary W. Loveman and Michael D. Cohen, and each of them, and his or her attorneys and agents, with full power of substitution, to vote as proxy for the undersigned at the Annual Meeting of Stockholders of

Harrah’s Entertainment, Inc. (the “Company”) to be held on April 26, 2007 at 11:00 a.m. in the Tiberius Ballroom, Caesars Palace, 3570 Las Vegas Boulevard South, Las Vegas, Nevada, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposals set forth on the reverse side of this card (and as more particularly set forth in the Notice of Meeting enclosed herewith) and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof. This proxy also constitutes confidential voting instructions for the use of participants in the Company’s Stock Fund of the Company’s Savings and Retirement Plan.

All shares of the Company’s Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the reverse side of this card. If no instructions for a proposal are indicated on an executed Proxy Card, such proxies will be voted in accordance with the recommendation of the Board of Directors as set forth herein with respect to such proposal.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instruction over the Internet or by telephone – simply follow the instruction on the reverse side of this card. If you choose to submit your voting instruction by mail, just mark, sign and date this proxy card on the reverse side and return it in the envelope provided.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK THE FOLLOWING BOX AND PROMPTLY RETURN THIS PROXY CARD.	☐	HARRAH’S ENTERTAINMENT, INC. P.O. BOX 11025 NEW YORK, N.Y. 10203-0025

IF YOU REQUEST TO ACCESS FUTURE PROXY STATEMENTS AND ANNUAL REPORTS ELECTRONICALLY, AND AGREE TO DO SO, PLEASE MARK THIS BOX.	☐

PLEASE SIGN AND DATE ON REVERSE SIDE

HARRAH’S
ENTERTAINMENT	3 EASY WAYS TO VOTE YOUR PROXY
INC.

	INTERNET			TELEPHONE			MAIL

	https://www.proxypush.com/heta			1-866-307-0768
•	Go to the website address listed		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy
	above.	OR	•	Have your proxy card ready.	OR		card.
•	Have your proxy card ready.		•	Follow the simple recorded		•	Detach your proxy card.
•	Follow the simple instructions that			instructions.		•	Return your proxy card in the
	appear on your computer screen.						postage-paid envelope provided.

NOTE: IF YOU VOTE BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO MAIL IN YOUR PROXY CARD. INTERNET AND TELEPHONE VOTING ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

                    1-866-307-0768

      CALL TOLL-FREE TO VOTE

☐

Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	☒ Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR:						FOR AGAINST ABSTAIN

1.	Election of Class II directors for three-year terms expiring at the 2010 Annual Meeting.			2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2007 calendar year.	☐ ☐ ☐

	FOR ☐ ALL	WITHHOLD ☐ FOR ALL	EXCEPTIONS ☐

Nominees: 01 - Stephen F. Bollenbach, 02 - Ralph Horn, 03 - Gary W. Loveman, and 04 - Boake A. Sells

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below. If authority to vote for any nominee is not withheld, this signed proxy will be deemed to grant authority to vote for the nominee.)					To change your address, please mark this box. ☐

* Exceptions

SCAN LINE

Signatures of stockholders should correspond exactly with the names shown on the Proxy Card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Joint owners should both sign.

Date Share Owner sign here	Co-Owner sign here